SCHEDULE 14A
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EATON CORPORATION
(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF MEETING

The 2010 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 28, at 10:30 a.m. local time at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, for the purpose of:

1.	Electing the five director nominees named in this proxy statement;

2.	Ratifying the appointment of Ernst & Young LLP as independent auditor for 2010; and

3.	Considering reports and such other business as may properly come before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 1, 2010. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

Thomas E. Moran
Senior Vice President and Secretary

March 19, 2010

Your Vote Is Important

You may vote your shares by using a toll-free telephone number or electronically on the Internet, as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote will not limit your right to vote in person at the annual meeting. Because of a change in New York Stock Exchange rules, if you do not vote your shares with respect to the election of directors, your broker will NOT be able to vote them for you, unless you have provided directions to your broker before the date of the shareholder meeting. If no instructions have been provided to your broker, your shares will remain unvoted. We strongly encourage you to vote.

Eaton Shareholders can now sign up for electronic delivery of the Proxy Statement and Annual Report to Shareholders, as well as online proxy voting. Use this link to register for online delivery of your future proxy materials: http://enroll.icsdelivery.com/etn

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2010: This proxy statement and the Company’s 2009 Annual Report to Shareholders are available on Eaton’s website at www.eaton.com/proxy and www.eaton.com/annualreport, respectively.

PROXY STATEMENT

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584
216-523-5000

This proxy statement, the accompanying proxy form and Eaton’s annual report for the year ended December 31, 2009 are scheduled to be sent to shareholders on or about March 19, 2010.

Proxy Solicitation

Eaton’s Board of Directors solicits your proxy, in the form enclosed, for use at the 2010 annual meeting of shareholders and any adjournments thereof. The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the individuals nominated to serve as directors and for ratification of the appointment of Ernst & Young LLP as independent auditor for 2010.

Any shareholder giving a proxy may revoke it by giving Eaton notice in writing or by fax, email or other verifiable communication before the meeting or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain employees may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 18  East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $11,500, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

Voting at the Meeting

Each Eaton shareholder of record at the close of business on March 1, 2010 is entitled to one vote for each share then held. On March 1, 166,541,151 Eaton common shares (par value, 50¢ each) were outstanding and entitled to vote.

At the 2010 annual meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by Ohio law and Eaton’s Amended Regulations, Eaton shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Director nominees receiving more “for” votes than “against” votes will be elected directors. Abstentions have no effect in determining whether the required affirmative majority votes have been obtained. Adoption of all other proposals to come before the meeting will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, consistent with the general vote requirement in Eaton’s Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in “street name” by brokers that are not voted in respect of those proposals will be treated the same as votes cast against those proposals.

As provided by Ohio law, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President or a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, requesting cumulative voting, and if an announcement of that notice is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to the election of directors, each shareholder has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder’s shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit. If cumulative voting is in effect with respect to the election of directors, and if the shareholder has not given contrary voting instructions, the individuals named in the proxy will vote the shares cumulatively for those nominees that they may determine in their discretion.

Majority Voting in Director Elections — At the 2008 annual meeting, Eaton shareholders approved an amendment to the Amended Articles of Incorporation requiring a majority vote for the election of directors in uncontested elections. An affirmative majority of the total number of votes cast with respect to the election of a director nominee is required for election. Abstentions have no effect in determining whether the required affirmative majority votes have been obtained. For contested elections, plurality voting will be in effect.

The Board of Directors has adopted a policy requiring “holdover directors” to submit a written offer to resign from the Board promptly after the voting results are certified. A holdover director situation would occur if a director fails to receive an affirmative majority of votes cast in an election, and his or her successor has not yet been elected and qualified. With advice from the Governance Committee, the Board will decide, within 90 days after the voting results are certified, whether to accept the resignation offer, and we will promptly disclose the Board’s decision in a press release. If the Board decides to reject the resignation offer, the press release will indicate the reasons for that decision.

1. ELECTION OF DIRECTORS

Our Board of Directors is presently composed of thirteen members. The terms of five directors will expire in April 2010 and those directors have been nominated for re-election. Four of those nominees were elected at the 2007 annual meeting. Todd M. Bluedorn, who was recommended to the Governance Committee by our Board search consultant, was elected by the Board of Directors on January 27, 2010 and is standing for re-election at the 2010 annual meeting, when his current term of office expires.

John R. Miller, a director since 1985, and Victor A. Pelson, a director since 1994, having attained normal retirement age, will resign as directors at the conclusion of the 2010 annual meeting of shareholders on April 28. Following the annual meeting, the Board of Directors will be composed of eleven directors.

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to appoint substitute nominees. However, we have no reason to believe that this will occur.

Biographical information for each nominee and the other directors, as well as information on their experience, qualifications and skills that support their service as a director of the Company, is set forth below.

Nominees for election to terms ending in April 2013 or when a successor is elected and has qualified:

Christopher M. Connor, 53, is Chairman and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin-Williams since 1983. He became Chief Executive Officer in 1999 and Chairman and Chief Executive Officer in 2000. In the past five years, Mr. Connor was a director of National City Corporation and Diebold. He currently serves on the boards of The Ohio State University Fisher College of Business, United Way, University Hospitals and The Rock and Roll Hall of Fame. Mr. Connor has had extensive sales and marketing experience in both direct and distribution channels, and brings extensive knowledge of construction, automotive and industrial markets. As CEO of a Fortune 500 company, he has leadership experience and is thoroughly knowledgeable in talent development, planning, operational and financial processes.
Director since 2006

Michael J. Critelli, 61, is the retired executive Chairman of Pitney Bowes Inc., a provider of global mailstream solutions. Mr. Critelli served as Chairman and Chief Executive Officer from 1997 to 2007 and as Executive Chairman from 2007 to 2008. Mr. Critelli was a director of Wyeth from April 2008 until its acquisition by Pfizer in late 2009. Mr. Critelli possesses a broad knowledge of human resources and succession planning, legal, and environmental matters. As a former Chairman of the National Urban League and a member of the Catalyst board and in his executive roles, he championed diverse workforces. He has extensive experience in risk management, industry-wide leadership in mail transportation, logistics and communications issues, state-level leadership on transportation strategy and reform, and innovative approaches to health care, as well as broad business experience gained while leading a global Fortune 500 company.
Director since 1998

Charles E. Golden, 63, served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. In the past five years, Mr. Golden was a director of Hillenbrand Industries (predecessor of Hill-Rom Holdings). He is currently on the boards of HiII-Rom Holdings and Unilever NV/PLC. He also serves as a director of the Lilly Endowment. Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. He also has significant experience in the global automotive market.
Director since 2007

Ernie Green, 71, is founder, President and Chief Executive Officer of Ernie Green Industries, Inc., a manufacturer of automotive components. He is also President of Florida Production Engineering, Inc., a subsidiary of Ernie Green Industries. Mr. Green was formerly a director of DP&L Inc. He is currently a director of Amantea Nonwovens LLC and Pitney Bowes Inc., and non-executive Chairman of the Foundation Board of Central State University. Mr. Green has extensive experience and knowledge of the global automotive marketplace. As an entrepreneur he has significant experience managing risk.
Director since 1995

Nominee for election to term ending in April 2011 or when a successor is elected and has qualified:

Todd M. Bluedorn, 46, is Chief Executive Officer and a director of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning and refrigeration markets. Prior to Lennox International, Mr. Bluedorn served in numerous senior management positions for United Technologies since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial. Mr. Bluedorn has deep experience in original equipment manufacturing and distributor/dealer based commercial channels, as well as senior leadership experience with two major U.S. corporations.
Director since 2010

Directors whose present terms continue until April 2011:

Ned C. Lautenbach, 66, is an Advisory Partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts. Before joining the firm in 1998, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. While at IBM, he held a number of executive positions including a member of the IBM Corporate Executive Committee. He was also Senior Vice President and Group Executive of Worldwide Sales and Services. Mr. Lautenbach is currently chairman of the Independent Trustees of the Equity and High Income Funds of Fidelity Investments. He is also a member of the Board of Directors of the Philharmonic Center for the Arts in Naples, Florida and the Board of Trustees of Fairfield University, as well as a member of the Council on Foreign Relations. In the past five years, Mr. Lautenbach served as a director of Sony Corporation. Mr. Lautenbach has extensive experience in general management, corporate finance and sales and marketing.
Director since 1997

Gregory R. Page, 58, is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, President and Chief Operating Officer in 2000 and became Chairman and Chief Executive Officer in 2007. Mr. Page is a director of Cargill, Incorporated and non-executive Chair of the Board of Big Brothers Big Sisters of America. As Chairman and Chief Executive Officer of one of the largest corporations in the world, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with all the major operating processes of a major corporation including talent development and succession management.
Director since 2003

Directors whose present terms continue until April 2012:

Alexander M. Cutler, 58, is Chairman, Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is a director of E. I. du Pont de Nemours and Company and KeyCorp. He is also a member of the Business Council and the Business Roundtable where he chairs the Leadership Initiative responsible for corporate governance and disaster relief. Mr. Cutler’s long tenure with Eaton and his experience in a wide range of management roles provides him important perspective on the Company to the benefit of the Board of Directors. Mr. Cutler has a detailed knowledge of Eaton’s businesses, customers, end markets, policies and internal functions. He possesses significant corporate governance knowledge developed by current and past service on the boards of other publically-traded companies, as well as by serving as Chair of the Business Roundtable’s Corporate Leadership Initiative.
Director since 1993

Arthur E. Johnson, 63, is the retired Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation, a manufacturer of advanced technology systems, products and services. Mr. Johnson was elected a Vice President of Lockheed Martin Corporation and named President of Lockheed Martin Federal Systems in 1996. He was named President and Chief Operating Officer of Lockheed Martin’s Information and Services Sector in 1997 and Senior Vice President, Corporate Strategic Development in 1999. In the past five years, Mr. Johnson was a director of IKON Office Solutions, Inc. and Delta Air Lines, Inc. He is currently lead director of AGL Resources, Inc. and an independent trustee of Fidelity Investments. Mr. Johnson possesses broad knowledge of doing business with the U.S. government, and has strong experience with the global aerospace and defense industry and with corporate strategic planning.
Director since 2009

Deborah L. McCoy, 55, is an independent aviation safety consultant. She retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company. Ms McCoy has extensive experience in the commercial aerospace markets, and brings an understanding of aircraft design and performance, airline operations and the strategic issues and direction of the aerospace industry. In addition, Ms McCoy has had extensive experience in safety initiatives, Federal regulatory compliance, labor relations and talent management.
Director since 2000

Gary L. Tooker, 70, is an independent consultant and former Chairman of the Board, Chief Executive Officer and director of Motorola, Inc., a manufacturer of electronics equipment. Mr. Tooker became Motorola’s President in 1990, Vice Chairman and Chief Executive Officer in 1993 and Chairman in 1997. He retired from Motorola in 1999. Mr. Tooker is a director of Avnet, Inc. He has extensive general management experience in emerging as well as developed global markets, government relations, and advanced product development. As the former Chairman and CEO of a global corporation, Mr. Tooker has extensive leadership experience and knowledge of corporate management processes.
Director since 1992

Director Nomination Process — The Governance Committee of the Board, comprised entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Any director candidates recommended by our shareholders are given consideration by the Governance Committee, consistent with the process used for all candidates. Shareholders may submit recommendations in the manner described on this page under the heading “Shareholder Recommendations of Director Candidates.”

All potential director candidates are reviewed by the Governance Committee in consultation with the Chairman and Chief Executive Officer, typically with the assistance of a professional search firm retained by the Committee. During 2009, the search firm assisted the Committee with the identification and background checks on director candidates. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual meeting. Between annual meetings, nominees may also be elected by the Board itself.

Director Qualifications and Board Diversity — In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to our objectives, and a sensitivity to our corporate responsibilities. In addition, the Governance Committee looks for individuals with specific qualifications so that the Board as a whole has diversity in experience, international perspective, background, expertise, skills, age, gender, and ethnicity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time. The Governance Committee is responsible for ensuring that minimum director qualifications are met and Board diversity objectives are considered during its review of director candidates. The Governance Committee evaluates the extent to which these goals are satisfied annually as part of its assessment of the skills and experience of each of the current directors using a director skills matrix and a director evaluation process. The director evaluation process includes self evaluation, peer evaluation and input from the chairs of each of the Board committees. Upon completion of the skills matrix and the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board and us in the future, and uses that information as part of the director search and nomination effort.

The Board of Directors Governance Policies are included in this proxy statement as Appendix A and are available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Shareholder Recommendations of Director Candidates — The Governance Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Eaton shareholder. Any shareholder wishing to recommend an individual as a nominee for election at the annual meeting of shareholders to be held in 2011 should send a signed letter of recommendation to the following address: Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must be received before November 5, 2010, and must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, consenting to serve as a director.

Director Independence — The Board of Directors Governance Policies provide that all of our outside directors should be independent. These Policies are attached as Appendix A to this proxy statement and are available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Additional, and more stringent, standards of independence are required of Audit Committee members. Our annual proxy statement discloses the Board’s determination as to the independence of the Audit Committee members as well as its determination as to all outside directors.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain relationships between an outside director and us will be treated as categorically immaterial for purposes of determining a director’s independence. These categorical standards are included in the Board of Directors’ independence criteria. The independence criteria for outside directors and members of the Audit Committee are available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Since directors’ independence might be influenced by their use of Company aircraft and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is available on our website at http://www.eaton.com/governance.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following circumstances:

1.	Directors T. M. Bluedorn, C. M. Connor, M. J. Critelli, A. E. Johnson, J. R. Miller and G. R. Page are officers, employees, partners or advisors with firms that have had purchases and/or sales of property or services with us within the past three years or have occupied such positions within that three-year period. In all cases, the amounts of the purchases and sales were substantially less than the Board’s categorical standard for immateriality, that is, less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s firm.

2.	A sister of Mr. Connor has been employed by us in a non-officer position since 2000, preceding Mr. Connor’s election to the Board in 2006. Her aggregate cash compensation for 2009 was less than $220,000, and she received benefits and participated in programs provided to similarly situated Company employees. Her compensation is comparable to that of her peers.

3.	The use of our aircraft and other Company-paid transportation by all outside directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of our outside directors has a material relationship with us other than in their capacities as directors and that each of the following directors qualifies as independent under the Board’s independence criteria and the New York Stock Exchange standards: T. M. Bluedorn, C. M. Connor, M. J. Critelli, C. E. Golden, E. Green, A. E. Johnson, N. C. Lautenbach, D. L. McCoy, J. R. Miller, G. R. Page, V. A. Pelson and G. L. Tooker. All members of the Audit, Compensation and Organization, Finance and Governance Committees qualify as independent under the standards described above.

The Board has also affirmatively determined that each member of the Audit Committee, that is, C. E. Golden, E. Green, A. E. Johnson, N. C. Lautenbach, V. A. Pelson and G. L. Tooker, meets the special standards of independence required of them under the criteria of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules adopted thereunder by the Securities and Exchange Commission, and our Board of Directors.

Review of Related Person Transactions — Our Board of Directors has adopted a written policy to identify and evaluate “related person transactions,” that is, transactions between us and any of our executive officers, directors, director nominees, 5%-plus security-holders or members of their “immediate families,” or organizations where they or their family members serve as officers or employees. The Board policy calls for the disinterested members of the Board’s Governance Committee to conduct an annual review of all such transactions. At the Committee’s direction, a survey is made annually of all transactions involving related persons, and the results are reviewed by the Committee in January of each year. As to any such transaction, the Committee is responsible to determine whether (i) it poses a significant risk of impairing, or appearing to impair, the judgment or objectivity of the individuals involved; (ii) it poses a significant risk of impairing, or appearing to impair, the independence of an outside director or director nominee; or (iii) its terms are less favorable to us than those generally available in the marketplace. Depending upon the Committee’s assessment of these risks, the Committee will respond appropriately. In addition, as required by the rules of the Securities and Exchange Commission, any transactions that are determined to be material to us or a related person are disclosed in our proxy statement.

In January 2010, the Governance Committee conducted an annual survey and found that since the beginning of 2009 the only related person transactions were those described in paragraphs numbered 1 and 2 under the heading “Director Independence” beginning on page 9 and that none of our executive officers engaged in any such transactions. The Committee also concluded that none of the related person transactions posed risks to us in any of the areas described in items (i), (ii) or (iii) above.

Board Committees — The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee. The functions of the Audit Committee include assisting the Board in overseeing the integrity of our financial statements and its systems of internal accounting and financial controls; the independence, qualifications and performance of our independent auditor; the performance of the internal auditors; and our compliance with legal and regulatory requirements. The Audit Committee exercises sole authority to appoint, compensate and terminate the independent auditor and pre-approves all auditing services and permitted non-audit services to be performed for us by the independent auditor. Among its other responsibilities, the Committee meets regularly with our independent auditor, Vice Chairman and Chief Financial Officer, Senior Vice President-Internal Audit, Executive Vice President and General Counsel, and Vice President-Global Ethics and Compliance in separate executive sessions; approves the Committee’s report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters. Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and rules adopted thereunder by the Securities and Exchange Commission. Further, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate and that C. E. Golden qualifies as an audit committee financial expert (as defined in Securities and Exchange Commission rules) and that all members of the Audit Committee have accounting or related financial management expertise. The Audit Committee held eleven meetings in 2009. Present members are Messrs. Golden (Chair), Green, Johnson, Lautenbach, Pelson and Tooker.

Compensation and Organization Committee. The functions of the Compensation and Organization Committee include reviewing proposed organization or responsibility changes at the senior officer level; evaluating the performance of the Chief Executive Officer with input from all outside directors and reviewing the performance evaluations of the other senior officers; reviewing succession planning for key officer positions including the position of Chairman and Chief Executive Officer; and reviewing our practices for the recruitment and development of a diverse talent pool. The Committee is also responsible for annually determining the salary and long-term incentive opportunities for each of our senior officers; establishing performance objectives under our short- and long-term incentive compensation plans and determining the attainment of such performance objectives; annually determining the aggregate amount of awards to be made under our short-term incentive compensation plans and adjusting those amounts as the Committee deems appropriate within the terms of those plans; annually determining the awards to be made to our senior officers under our short-and long-term incentive compensation plans; administering stock plans; reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive; reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees; and preparing an annual report for our proxy statement regarding executive compensation. Additional information on the Committee’s processes and procedures is contained in the Compensation Discussion and Analysis beginning on page 17. The Compensation and Organization Committee held seven meetings in 2009. Present members are Ms. McCoy (Chair) and Messrs. Bluedorn, Connor, Critelli, Miller and Page.

Executive Committee. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee met once during 2009. Mr. Cutler is a member of the Committee for the full twelve-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term.

Finance Committee. The functions of the Finance Committee include the periodic review of our financial condition and the recommendation of financial policies to the Board; analyzing Company policy regarding its debt-to-equity relationship; reviewing and making recommendations to the Board regarding our dividend policy; reviewing our cash flow, proposals for long-and short-term debt financing and the risk management program; meeting with and reviewing the performance of the management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and reviewing the key assumptions used to calculate annual pension expense. The Finance Committee held three meetings in 2009. Present members are Ms. McCoy and Messrs. Critelli, Golden, Green and Page (Chair).

Governance Committee. The responsibilities of the Governance Committee include recommending to the Board improvements in our corporate governance processes and any changes in the Board Governance Policies; advising the Board on changes in the size and composition of the Board; making recommendations to the Board regarding the structure and responsibilities of Board committees; and annually submitting to the Board candidates for members and chairs of each standing Board committee. The Governance Committee, in consultation with the Chief Executive Officer, identifies and recommends to the Board candidates for Board membership, reviews and recommends to the Board the nomination of directors for re-election; oversees the orientation of new directors and the ongoing education of the Board; recommends to the Board compensation of non-employee directors; administers the Board’s policy on director retirements and resignations; administers the directors’ stock ownership guidelines; and establishes guidelines and procedures to be used by the directors to evaluate the Board’s performance. The responsibilities of the Governance Committee also include providing oversight regarding significant public policy issues with respect to our relationships with shareholders, employees, customers, competitors, suppliers and the communities in which we operate, including such areas as ethics compliance, environmental, health and safety issues, community relations, government relations, charitable contributions and shareholder relations. The Governance Committee held five meetings in 2009. Present members are Messrs. Bluedorn, Connor, Johnson, Lautenbach (Chair), Miller, Pelson and Tooker.

Committee Charters and Policies — The Board committee charters are available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters are adopted from time to time by Board Committees, or by the Board itself upon the Committees’ recommendation.

The Board of Directors held nine meetings in 2009. Each of the directors attended at least 89% of the meetings of the Board and the Committees on which he or she served. The average rate of attendance for all directors was 96%.

Audit Committee Report — The Audit Committee of the Board of Directors is responsible to assist the Board in overseeing (1) the integrity of the Company’s consolidated financial statements and its systems of internal accounting and financial controls; (2) the independence, qualifications and performance of the Company’s independent auditor; (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other services to be provided to the Company by the independent auditor. The Committee is comprised of six directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria.

The Board of Directors amended the Committee’s charter most recently on October 22, 2008. A copy of the charter is available on our website at http://www.eaton.com/governance.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management and independent auditor, Ernst & Young LLP, the Company’s 2009 audited consolidated financial statements and the assessment of the Company’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young the matters required to be discussed by applicable auditing standards.

The Committee has received the written disclosures from Ernst & Young regarding their independence from the Company that are required pursuant to Rule 3526 of the Public Company Accounting Oversight Board (“Communication with Audit Committees Concerning Independence”), has discussed with Ernst & Young their independence and has considered whether their provision of non-audit services to the Company is compatible with their independence.

For 2008 and 2009, Ernst & Young’s fees to the Company were as follows:

	2009	2008

Audit Fees	$15.0 million	$17.7 million
Includes Sarbanes-Oxley Section 404 attest services
Audit-Related Fees	0.3 million	0.5 million
Includes employee benefit plan audits and business acquisitions and divestitures
Tax Fees	3.1 million	5.6 million
Tax compliance services	1.5 million	2.3 million
Tax advisory services	1.6 million	3.3 million
All Other Fees	0	0

The Audit Committee did not approve any of the services shown in the above three categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company independent auditor: specific services are preapproved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2009 be included in the Company’s Annual Report on Form 10-K, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

Charles E. Golden, Chair
Ernie Green
Arthur E. Johnson
Ned C. Lautenbach
Victor A. Pelson
Gary L. Tooker

Board of Directors Governance Policies — The Board of Directors revised the Governance Policies most recently in January 2010, as recommended by the Governance Committee of the Board. The revised Governance Policies are included in this proxy statement as Appendix A and are available on our website at http://www.eaton.com/governance. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Executive Sessions of the Non-Employee Directors — The policy of the Board of Directors is that the non-employee directors, who qualify as “independent” under the criteria of the Board of Directors and the New York Stock Exchange, meet in Executive Session at each regular Board meeting, without the Chairman and Chief Executive Officer or other members of management present, to discuss whatever topics they may deem appropriate. At the present time, all non-employee directors meet these criteria. As described more fully in the section below entitled “Leadership Structure,” the Lead Director chairs the Executive Sessions of the Board of Directors.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an Executive Session is held at which only the Committee members (all of whom qualify as independent) are in attendance, without any members of our management present, to discuss whatever topics they may deem appropriate.

Leadership Structure — Our governance structure follows a successful leadership model under which our Chief Executive Officer also serves as Chairman of the Board. Recognizing that different leadership models may work well for other companies at different times depending upon individual circumstances, we believe that our Company has been well-served by the combined Chief Executive Officer and Chairman leadership structure, and that this approach will continue to be highly effective with the addition of a Lead Director. We believe we have greatly benefited from having a single person setting the tone and direction for us and having primary responsibility for managing our operations, while allowing the Board to carry out its oversight responsibilities with the equal involvement of each independent director.

Our Board is comprised exclusively of independent directors, except for our Chairman. Of our twelve independent directors, six are currently serving or have served as a chief executive officer of a publicly-traded company. Each committee of the Board is chaired by an independent director. Our Chairman and Chief Executive Officer has benefited from the extensive leadership experience of our Board of Directors.

Annually, the Board evaluates the leadership structure and it will continue to do so as circumstances change, including when a new Chief Executive Officer is elected. In its January 2010 annual evaluation, the Board concluded that the current leadership structure — under which our Chief Executive Officer serves as Chairman of the Board, our Board committees are chaired by independent directors, and a Lead Director assumes specified responsibilities on behalf of the independent directors — remains the optimal board leadership structure for our Company and our shareholders at the present time.

Lead Director — Recently, our Board created the position of Lead Director, and Ned C. Lautenbach, who has served on our Board since 1997, was elected Lead Director by our independent directors. The Lead Director has specific responsibilities, including chairing Executive Sessions of the Board, coordinating the agenda for Board meetings with the Chairman on behalf of the independent directors, ensuring the quality and timeliness of information sent to the Board, and serving as a Board focal point for communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors, and to retain outside advisors who report directly to the Board of Directors.

Oversight of Risk Management

Management continually monitors the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk. The Board of Directors has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. The Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The Audit Committee considers risks related to internal controls, disclosure, financial reporting and legal and compliance activity. Among other processes, the Audit Committee meets regularly in closed-door sessions with our internal and external auditors, senior members of the Finance function, the Executive Vice President and General Counsel and the Vice President-Global Ethics and Compliance. As described more fully below in the section entitled “Relationship Between Compensation Plans and Risk,” the Compensation and Organization Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for senior executives do not encourage inappropriate risk taking. The Governance Committee considers risks related to corporate governance, such as director independence and related person transactions, and risks associated with the environment, health and safety.

Shareholder Communications to the Board — The Board of Directors provides the following process for shareholders and other interested parties to send communications to the Board, individual directors, or the non-management directors as a group:

Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Corporate Secretary
Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584

In general, the Corporate Secretary forwards all such communications to the Chair of the Governance Committee. The Governance Committee Chair in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, the Chair of a particular Board Committee or the non-management directors as a group, the Corporate Secretary forwards those communications directly to those individuals.

However, the directors have requested that communications that do not directly relate to their duties and responsibilities as our directors be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

Director Attendance at Annual Meetings — The policy of the Board of Directors is that all directors should attend annual meetings. At our 2009 annual meeting held April 22, 2009, all members of the Board were in attendance.

Code of Ethics — We have a Code of Ethics that was approved by the Board of Directors. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers and employees of the Company, our subsidiaries and affiliates, abide by our Code of Ethics, which is available on our website at http://www.eaton.com/governance. Printed copies will be provided free of charge upon request. Requests for printed copies should be directed to our Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Organization Committee of the Board of Directors (the “Committee”) determines the compensation for our executive officers and reviews, approves and oversees the administration of all of our executive compensation plans and programs. The Committee consists of six independent non-employee directors and is supported by our Human Resources Department as well as one or more independent executive compensation consultants chosen, retained and directed by the Committee. The Compensation and Organization Committee’s charter and key responsibilities are available on our website at http://www.eaton.com/governance. Please note that the use of the terms “we”, “us” or “our” throughout this Compensation Discussion and Analysis refers to the Company or its management.

Executive Summary

Summary of 2009 Compensation Actions

The dramatic collapse of the global economy, which began in the second half of 2008 and continued to spread into 2009, had a far ranging negative impact on all of our business sectors. In the face of this environment, our management responded with significant, company-wide actions aimed at re-sizing operations, adjusting staff levels and driving cost savings appropriate to the new business conditions. These actions included:

•	Significant employment reductions in a vast majority of business units and corporate departments;

•	Reduced base salaries as a result of mandatory or voluntary unpaid leaves of absence or voluntary reductions in base salary;

•	The elimination of virtually all 2009 merit increases; and

•	The suspension of employer matching contributions for the 401(k) savings plans in the United States and Puerto Rico.

The deep global economic recession also had a substantial impact on our executive compensation programs. In February 2009, the Committee set executive compensation performance objectives for our short- and long-term incentive plans. As the first quarter of the year came to a close and economic conditions continued to deteriorate, it became apparent that the global recession and market conditions were going to hit much deeper lows and would be more prolonged than we initially projected in February when we established our performance objectives. In the face of these rapidly deteriorating economic conditions, the Committee determined that it would more frequently assess our executive compensation programs during 2009. In addition, it became apparent that the recession would impact compensation for several years beyond 2009.

Compensation Elements Affected by Economic Conditions

The following is a summary of the 2009 compensation elements affected by economic conditions:

•	Base salary reductions equal to at least four weeks of pay as a result of mandatory unpaid leaves of absence and voluntary base salary reductions.

•	The Committee reduced Mr. Cutler’s base salary by 8 weeks, or 15.4%, at his request.

•	The other Named Executive Officers’ base salaries were reduced by 4 weeks, or 7.7%.

•	Approval by the Committee of extension grants under the Supplemental Executive Strategic Incentive Plan (“Supplemental Plan”) that create a limited incentive opportunity under our four-year, long-term cash plan for the 2006-2009, 2007-2010 and 2008-2011 open award periods.

•	Adoption by the Committee of a new Executive Strategic Incentive Plan (“2009 ESIP”), granting of award opportunities under that plan, and subsequent cancellation of those award opportunities. In order to foster engagement and retention, the Committee elected to replace the cancelled incentive opportunity with a grant of restricted shares.

•	No annual incentive payment to officers for 2009, following the low payout for 2008 (20% of target).

•	A minimal incentive payment (25% of target) under ESIP for the four-year award period spanning 2006-2009, even though during this period we set a number of all-time financial performance records.

•	The majority of stock options granted in prior years were significantly underwater.

•	Projected low payouts under the 2007-2010 and 2008-2011 open ESIP award periods.

•	In light of our depressed share price, in an effort to use fewer shares, we changed from stock options to restricted share units as the equity vehicle delivered to our long-term incentive participants and changed the mix of long-term incentive vehicles for participants in ESIP from 50% cash and 50% equity to 75% cash and 25% equity.

Although the following pages discuss our 2009 compensation programs with respect to the total compensation of Mr. Cutler and the other Named Executive Officers, it should be noted that the items listed above also impacted all other officers and executives who participated in our short- and long-term incentive plans in 2009. Additional details about these items are provided throughout this analysis.

Summary of Actual Pay Earned by our Chief Executive Officer in 2009 Compared to Actual Performance

Our executive compensation program reflects the belief that executive compensation must, to a significant extent, be at risk where the amounts earned depend on achieving rigorous Company, business unit and individual performance objectives that are intended to enhance shareholder value. Furthermore, our incentive compensation plans and programs are designed to pay larger amounts when we achieve superior performance and smaller amounts, if any, when we do not achieve target performance. This is demonstrated in the following tables which summarize Mr. Cutler’s 2009 target and actual realized compensation as well as our performance. “Fixed” compensation, as illustrated in the following charts, includes elements of pay that are not performance-based such as base salary and the items reported as “other compensation” in footnote (4) of the Summary Compensation Table.

On average, the mix between fixed compensation and the amount of pay that is tied to performance has remained constant over the last three years for Mr. Cutler and the other Named Executive Officers. Over the last three years, 84% of Mr. Cutler’s total compensation opportunity at target has been contingent on achieving company performance objectives. In looking at the actual realized compensation over the last three years, on average, 90% of Mr. Cutler’s pay has been performance based.

The mix between the elements of our Chairman and Chief Executive Officer’s compensation package is heavily weighted toward long-term incentive compensation. This strategic approach also extends to the other Named Executive Officers and is intended to focus executives’ attention on external factors, such as shareholder returns, and internal performance measures as well as foster retention. The following chart illustrates the mix of compensation elements, at target, established for Mr. Cutler in 2009 as well as the mix of actual realized compensation delivered to Mr. Cutler in 2009.

The following tables summarize Mr. Cutler’s 2009 realized pay and performance over the period in which the elements of compensation were earned. The information in these tables is intended to supplement the information contained in the Summary Compensation Table on page 40. The tables differ substantially from the 2009 Summary Compensation Table required by the SEC and are not a substitute for that table. The equity grants reported in the following tables reflect the gross compensation value prior to the deduction of applicable taxes to Mr. Cutler upon exercise of stock options and vesting of restricted share awards in 2009, irrespective of when the awards were granted, versus the grant date fair value of equity awards that were granted in 2009 as shown in the Summary Compensation Table. In addition, the Summary Compensation Table includes compensation based upon the change in pension value and nonqualified deferred compensation earnings, which is not shown in the following tables. The Committee monitors these amounts as part of the Tally Sheet review (discussed on page 26) and considers these programs in the context of a competitive overall benefit design and not as an element of its annual compensation decisions. Therefore, the change in pension values and above market earnings on non-qualified deferred compensation are excluded from the tables in this Executive Summary.

A. M. CUTLER - CHAIRMAN AND CHIEF EXECUTIVE OFFICER
COMPARISON OF REALIZED COMPENSATION TO PERFORMANCE
Element of	Period		Amount
Compensation	Earned	Target	Received	Performance Results Over the Period Earned

Cash
Base Salary	2009	$1,150,200	$973,248	We generally target the market median when establishing base salaries. Based on a market analysis conducted early in 2009, the Committee determined no increase was necessary. Subsequent to establishing Mr. Cutler’s 2009 base salary the Committee approved Mr. Cutler’s election to reduce his annual salary by 8 weeks of pay, or 15.4%.

Annual Incentive Compensation	2009	$1,322,730	$0	In 2009 we did not meet our Earnings Per Share and Cash Flow Return on Gross Capital objectives and the Committee exercised its discretion to reduce awards under the Senior Executive Incentive Plan to $0.

Long-Term Cash Incentive	2006-2009	$1,800,000	$575,000	In 2006, Earnings Per Share and Cash Flow Return On Gross Capital objectives for the 2006-2009 Executive Strategic Incentive Plan grant were established. Actual results delivered a payout at 25% of target which was then multiplied by Mr. Cutler’s individual performance rating to determine his final award.
Total Cash			$1,548,248

Equity amounts realized upon the exercise of stock options and vesting of equity awards

Stock Option Exercises	2000-2009	n/a	$4,424,222	The gains upon exercise of stock options were based on the stock price appreciation from 2000 to 2009. Additional details, including the number of shares exercised are reported in the Option Exercises and Stock Vested Table on page 46. The table on page 21 illustrates annualized and cumulative returns from the grant date to the exercise date.

Restricted Shares Vesting	2004-2008	n/a	$800,728	This represents the vesting of 21,100 restricted share awards that were granted in 2004, 2005 and 2007. Additional details are reported in the Option Exercises and Stock Vested table on page 46. The table on page 21 illustrates annualized and cumulative returns from the grant date to the exercise date.
Total Realized Value from Equity			$5,224,950

Other Executive Benefits	n/a	n/a	$155,741	This includes the items disclosed as “other” compensation in the Summary Compensation Table on page 40, such as use of our aircraft, financial planning, and company matching contributions to the Eaton Savings Plan for the first three months of 2009, prior to the suspension of the match.
Total Realized Compensation			$6,928,939

The following table further demonstrates that our incentive plans and programs are structured to deliver greater rewards for strong performance, smaller rewards if we do not achieve target performance, and no reward if we do not meet threshold performance levels by illustrating the decline in Mr. Cutler’s compensation that has occurred over the last three years. This reduction in realized compensation is attributable to the impact that the economic environment has had on (a) our ability to achieve our Earnings Per Share (“EPS”) and Cash Flow Return on Gross Capital (“CFR”) goals under the annual and long-term incentive plans and (b) on our share price as it relates to the realized value from stock option exercises and vested restricted share awards.

Last Three Years Realized Compensation and Performance Summary
			Long-
			Term	Vested
			Cash	Restricted
	Base	Annual	Incentive	Shares/Stock Options	Other	Total
	Salary(a)	Incentive(b)	(ESIP)(c)	Exercised(d)	Compensation(e)	Compensation	Comments

2009	$973,248	$0	$575,000	$5,224,950	$155,741	$6,928,939	See table above for additional details regarding 2009 elements of compensation.
2008	$1,132,500	$320,000	$3,667,600	$10,629,856	$237,298	$15,987,254	Annual incentive was delivered at 20% of target and an individual performance rating of 115%; long-term ESIP CFR and EPS goals were achieved at 163% of target and multiplied by and individual rating of 125% for the four year period.
2007	$1,069,305	$2,548,000	$6,972,197	$13,731,236	$224,778	$24,545,516	Annual incentive achieved at 175% of target objectives and multiplied by an individual performance rating of 100%; ESIP CFR and EPS objectives were achieved at 200% of target and multiplied by an individual performance rating of 111% for the four-year award period.

(a)	Reflects 2009, 2008 and 2007 W-2 reported salary.

(b)	Reflects actual annual incentive payments earned in 2009, 2008 and 2007 (if any) and paid in the first quarter of the following year.

(c)	Reflects actual payments made in 2010, 2009 and 2008 for the 2006-2009, 2005-2008 and 2004-2007 ESIP award periods.

(d)	Please see the Option Exercises and Stock Vested table on page 46 for additional details on 2009 stock option exercises and vested restricted shares.

(e)	Please refer to footnote (4) in the Summary Compensation Table for additional details regarding all other compensation paid in 2009.

The following table illustrates the annualized and cumulative returns on our common shares from the grant dates to the exercise dates for the realized values reported for Mr. Cutler in the previous tables:

				Realized	# Years		Annualized
			Realized Value	Value from	Restricted Shares/		Cumulative
Year			from Option	Restricted	Stock Options	Cumulative	Return Over
Vested/Exercised	Grant Date	Exercise Date	Exercises	Stock Vesting	Held	Return	Period Held

2009	8/1/2000	12/7/2009	$907,261		9.4	172%	11%
	8/1/2000	12/7/2009	$378,495		9.4	172%	11%
	8/1/2000	12/7/2009	$355,841		9.4	172%	11%
	1/25/2000	8/13/2009	$1,253,866		9.6	130%	9%
	1/25/2000	8/13/2009	$794,448		9.6	130%	9%
	1/25/2000	8/13/2009	$692,614		9.6	130%	9%
	1/25/2000	4/27/2009	$41,698		9.3	75%	6%
	2/27/2007	2/27/2009		$306,340	2.0	(52)%	(31)%
	2/24/2004	2/24/2009		$313,713	5.0	(25)%	(5)%
	2/22/2005	2/22/2009		$180,675	4.0	(34)%	(10)%

2008	1/26/1999	10/30/2008	$154,453		9.8	87%	7%
	1/26/1999	5/29/2008	$1,605,422		9.3	273%	15%
	1/26/1999	5/29/2008	$5,518,060		9.3	273%	15%
	1/26/1999	5/29/2008	$62		9.3	273%	15%
	1/27/1998	1/25/2008	$114,665		10.0	170%	10%
	1/27/1998	1/24/2008	$114,337		10.0	165%	10%
	1/27/1998	1/24/2008	$247,315		10.0	165%	10%
	1/27/1998	1/23/2008	$104,177		10.0	167%	10%
	1/27/1998	1/23/2008	$231,382		10.0	167%	10%
	1/27/1998	1/22/2008	$96,669		10.0	165%	10%
	1/27/1998	1/22/2008	$227,902		10.0	165%	10%
	1/27/1998	1/18/2008	$113,795		10.0	164%	10%
	1/27/1998	1/18/2008	$251,709		10.0	164%	10%
	1/27/1998	1/17/2008	$257,923		10.0	162%	10%
	2/27/2007	2/27/2008		$708,645	1.0	7%	7%
	2/22/2005	2/22/2008		$238,740	3.0	27%	8%
	2/24/2004	2/22/2008		$644,598	4.0	48%	10%

2007	1/26/1999	8/17/2007	$2,928,275		8.6	251%	16%
	1/21/1997	1/18/2007	$73,286		10.0	207%	12%
	1/21/1997	1/18/2007	$260,043		10.0	207%	12%
	1/21/1997	1/18/2007	$1,271,864		10.0	207%	12%
	1/21/1997	1/17/2007	$1,273,410		10.0	209%	12%
	1/21/1997	1/17/2007	$260,198		10.0	209%	12%
	1/21/1997	1/16/2007	$2,458,951		10.0	202%	12%
	1/21/1997	1/16/2007	$494,056		10.0	202%	12%
	1/21/1997	1/12/2007	$1,214,659		10.0	199%	12%
	1/21/1997	1/12/2007	$243,047		10.0	199%	12%
	1/21/1997	1/11/2007	$240,503		10.0	198%	12%
	1/21/1997	1/11/2007	$1,192,140		10.0	198%	12%
	2/25/2003	2/25/2007		$1,119,727	4.0	160%	27%
	2/24/2004	2/24/2007		$454,626	3.0	51%	15%
	2/22/2005	2/22/2007		$246,450	2.0	28%	13%

In summary, our compensation programs for Mr. Cutler and the other Named Executive Officers are heavily weighted on performance. We place an emphasis on long-term performance and delivering a balanced portfolio of cash and equity compensation as further described in the following narrative.

Determining Executive Compensation

Overview of Our Executive Compensation Philosophy — Under our executive compensation philosophy, which is reviewed and updated by the Committee annually, typically in January, we design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives capable of creating long-term and sustained value for our shareholders. A major goal is to implement compensation programs that are aligned with the interest of our shareholders and endorse compensation actions that fairly reflect, in the judgment of the Committee, our performance and the responsibilities and personal performance of individual executives.

Pay for Performance — Our executive compensation program reflects the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. As noted in the Executive Summary and as shown in the Summary Compensation Table on page 40, the decline in value of the annual and long-term cash incentive awards paid to our Named Executive Officers from 2007 through 2009 are evidence of this belief and the link between pay and performance. Our executive incentive compensation programs are intended to deliver target awards when our performance aligns with the peer group median performance and awards that exceed 150% of target when our performance is at or above the 75th percentile of the peer group.

Market Competitiveness — Under our executive compensation program, we target total compensation to be within the median range of compensation paid by similarly-sized industrial companies. For this purpose, total compensation includes base salary, a target annual cash incentive opportunity, a target long-term cash incentive opportunity, and equity-based incentives. We also continuously monitor and assess the competitive retention and recruiting pressures for executive talent in applicable industries and markets. To ensure that these pressures do not jeopardize our ability to retain our key executives, the Committee retains and has periodically exercised its discretion to set target compensation levels as necessary and appropriate to address these risks. As noted in the section on page 17 summarizing its compensation actions, in 2009 the Committee exercised its discretion to address compensation issues and executive retention risks in order to respond to the effects of the global recession.

Use of Compensation Consultants — We employ a variety of outside compensation, benefit and actuarial consultants to support various types of technical and administrative work in these disciplines. Typically, this includes data analysis, broad-based employee compensation and benefit benchmarking and design, actuarial work, drafting selected employee communications, business processes and administrative recordkeeping services, and assistance with acquisition and divestiture due diligence. We choose firms for individual consulting and service assignments based upon their specific project capabilities and the proposed price for their work.

To support our market analysis of professional, managerial, operating and senior executive positions, we participate in and use the annual surveys sponsored by three separate national compensation consulting firms: Hewitt Associates, Towers Watson and Hay Associates. Each survey provides comprehensive compensation data covering hundreds of companies across a range of industries. In the analysis that we prepare for the Committee, we focus on the median and mean data reported in the surveys for “similarly-sized” industrial companies, which the Committee currently defines as companies with annual sales of $5 billion to $30 billion.

The Committee also selects and retains the services of an independent executive compensation consultant when it deems it appropriate to support its oversight and management of our executive compensation programs. The Committee validates our executive compensation plans and programs through periodic comprehensive studies conducted with the assistance of its consultant. For several years, and again in 2009, the Committee retained Peter Egan, a senior consultant with Hewitt Associates, as its primary advisor to assist the Committee in its review of our executive compensation policies, programs and processes. In 2009, Mr. Egan performed the following assignments for the Committee:

•	Reviewed all Company-prepared materials in advance of each Committee meeting;

•	Assisted the Committee in its review and discussions of all material agenda items throughout the year;

•	Provided the Committee with his independent review and confirmation of our analytical work;

•	Provided insight and advice to the Committee and management in connection with possible design changes to our equity grants and incentive plans;

•	Provided the Committee feedback regarding the appropriateness of individual executive total compensation plans including specific recommendations regarding the total compensation plan for Mr. Cutler; and

•	Provided the Committee with insights and advice on appropriate alternatives to consider in responding to the effect the unprecedented global economic crisis had on our compensation programs.

To ensure the Committee’s continued access to qualified independent advice on executive compensation and governance matters, the Committee has adopted a formal policy that requires us to first obtain its review and approval prior to awarding any material consulting assignment to any firm that has already been engaged by the Committee. In 2009, the only work performed by Hewitt Associates was advice and recommendations on executive and director compensation provided to the Committee. Therefore, the Committee determined that its senior consultant is well positioned to provide independent advice.

Chairman and Chief Executive Officer Annual Appraisal — The Committee thoroughly assesses the performance of our Chairman and Chief Executive Officer annually. The Committee selected and retained Dr. David Hofrichter, an independent consultant from Hewitt Associates, to support this process in 2009. After reviewing a comprehensive annual goal report and self-evaluation prepared by our Chairman and Chief Executive Officer, each director confidentially provided Dr. Hofrichter with his or her independent ratings recommendations, comments and suggestions for performance improvement. The items that were addressed in this review included:

•	Our operations and financial results;

•	Long-term strategy development and progress;

•	Success in building organizational depth, capability and diversity;

•	Personal leadership style;

•	Community and industry involvement;

•	Board support and development; and

•	Execution of corporate governance practices.

Each director’s feedback on these performance areas, along with any narrative commentary, was compiled anonymously and independent of management by Dr. Hofrichter. Dr Hofrichter prepared a draft consensus evaluation for review and approval by Ms. McCoy, as Chair of the Committee. This evaluation was also reviewed in an Executive Session of the Board of Directors and shared with our Chairman and Chief Executive Officer prior to a performance evaluation discussion with Ms. McCoy. The Committee used this appraisal as one of several factors in determining Mr. Cutler’s payouts under our short- and long-term incentive plans. In addition, the results of the annual appraisal are considered when determining any adjustments to Mr. Cutler’s base salary or his short- and long-term incentive targets and equity awards.

Competitive Analysis and Benchmarking Processes — To support the Committee in overseeing our executive compensation plans and programs, we employ three primary analytical processes, which follow separate, but complementary, approaches. The first analysis is our “Total Compensation Analysis and Planning Process,” the second is our “Peer Group Pay and Performance Analysis Process,” and the third is our “Peer Group Pay Targeting and Performance Hurdle Analysis.” These processes are summarized in the table below and described in more detail immediately following the table.

Analysis	When Conducted	Market Alignment	Purpose	How It’s Used	Source of Information

Total Compensation Analysis and Planning Process	Annually in October - December prior to establishing compensation for the next year	Broad alignment with market of similarly- sized industrial companies in a revenue range of $5-$30 billion from which we recruit talent	Compensation targeting for the next year/award cycle	Setting base pay, and short- and long-term incentive targets	Hewitt Associates, Towers Watson and Hay Industrial Executive Compensation databases

Peer Group Pay and Performance Analysis	Annually in July for both realized and targeted compensation	Diversified Industrial competitive peer group is used for strategic, annual performance and compensation comparisons	Provides the Committee with insight into how each of the peer group companies has actually rewarded its executive officers in the form of base salaries, short- and long-term incentive awards and annual equity-based awards relative to performance	Comparing multiple pay and performance results with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics to detemine the efficacy of the “Total Compensation Analysis and Planning Process”	Publicly-available financial and compensation information

Peer Group Pay Targeting and Performance Hurdle Analysis	Annually in July for both past and future performance hurdles	Diversified Industrial competitive peer group is used for strategic, annual performance and compensation comparisons	Estimate how peer companies: (a) determine their individual peer group (b) establish targeted compensation levels as compared to their peer group (c) set earnings per share (EPS) guidance (if any) compared to their peer group (d) compares available analysts’ consensus EPS projections for companies in that data set compared to their peer group	Providing insight into how each of our peers and their peers establish their pay for performance profile and whether we are setting appropriately high performance hurdles in our incentive plans; also used to guide future target setting to achieve our strategic objectives	Publicly-available financial and compensation information and market analysts’ reports

Total Compensation Analysis and Planning Process — Each year, we provide the Committee with an analysis of the total compensation provided to each executive officer. For purposes of this analysis, total compensation includes base salary, annual and long-term incentive compensation (including both cash and equity-based elements). We analyze the median and mean data for each compensation element for each executive officer’s position. We prepare a planning worksheet for the Committee which sets forth the average of the median values reported in the Hewitt, Towers Watson and Hay surveys for comparable positions in “similarly-sized” industrial companies. If the surveys do not report reasonably equivalent data for a specific executive officer’s position, each compensation element for that position is extrapolated from the available survey data. The Committee uses these worksheets as it assesses each executive’s total compensation and in establishing an updated annual total compensation plan for each officer. Consequently, as the Committee establishes base salary levels, target cash incentive opportunities, and equity-based incentive awards for the next fiscal year, it is able to base these decisions on an accurate and up-to-date understanding of how each executive officer’s resulting total compensation plan will compare to current market practices by similarly-sized industrial companies. The worksheet also is provided to the Committee’s compensation consultant, who reviews our results and methodology.

As a key part of this process, each year Mr. Cutler prepares a proposed total compensation plan (usually consisting of base salary, the target annual cash incentive opportunity, the target long-term cash incentive opportunity and equity-based incentive awards, which can consist of stock options, restricted shares or restricted share units) for each executive officer. With the exception of Mr. Cutler’s recommendation to reduce his base salary for 2009, no member of management makes recommendations to the Committee with respect to his or her own compensation opportunity. Initially, Mr. Cutler meets individually with his senior management team to discuss the performance assessment for each of their respective executive officer direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. After considering this input, and following a subsequent review with the Executive Vice President-Chief Human Resources Officer, Mr. Cutler submits to the Committee a proposed total compensation plan for each executive officer. He then meets with the Committee to discuss the performance of each executive officer and highlights the rationale for his recommendations with a special focus on any compensation element for any executive officer that is significantly higher or lower than the reported survey median (if available) for the executive’s position.

Following this discussion, the Committee establishes a total compensation plan for each executive officer. The Committee also meets in Executive Session with its independent consultant (but with no members of our management in attendance) to review the same comprehensive market data for Mr. Cutler’s position and to establish a total compensation plan for him. In 2009, the Committee again reviewed and discussed the proposed total compensation plans for Mr. Cutler and our executive officers with its independent compensation consultant prior to finalizing these plans.

Peer Group Pay and Performance Analysis and Peer Group Pay Targeting and Performance Hurdle Analysis— These processes encompass a comprehensive annual analysis comparing our data to the publicly-available financial results and executive compensation data for a group of publicly-held diversified industrial peer companies (the “Peer Group”). In 2008, the Board of Directors reviewed the composition of our Peer Group and determined that it would make a slight change to the makeup of the Peer Group in order to strengthen the overall aggregate long-term profile that we use for competitive performance comparisons. Effective for 2009, Crane and Thermo Electron were removed from the Peer Group and ABB Ltd., Siemens AG and 3M were added. We rank at approximately the median of this new Peer Group in terms of revenue. The Peer Group companies that we review in these analyses are the same group used by our Board of Directors in reviewing our 2009 Strategic Plan and Annual Profit Plan and in setting short- and long-term incentive plan performance goals. For these processes in 2009, this peer group consisted of the following organizations (shown in alphabetical order):

•	ABB Ltd.

•	Danaher Corporation

•	Dover Corporation

•	Emerson Electric

•	General Electric Company

•	Honeywell International, Inc.

•	Illinois Tool Works, Inc.

•	Ingersoll-Rand Company, Ltd.

•	ITT Corporation

•	Parker Hannifin Corporation

•	Siemens AG

•	SPX Corporation

•	Textron, Inc.

•	3M Company

•	Tyco International Ltd.

•	United Technologies Corporation

•	Peer Group Pay and Performance Analysis: Our Peer Group Pay and Performance Analysis is conducted annually to provide the Committee with the relevant compensation data reported by each Peer Group company for its chairman and chief executive officer, its chief financial officer and, to the extent available, for its chief legal officer and any positions equivalent to our sector executive positions. The analysis compares our performance with that of the Peer Group over one-, three- and five-year time periods using a wide range of performance metrics. This provides the Committee with insight into how each of the Peer Group companies has actually rewarded its executive officers in the form of base salaries, short- and long-term incentive awards and annual equity-based awards in light of the returns that it has produced for its investors. Prior to reviewing this data with the Committee, the Committee’s independent compensation consultant reviews the analysis and provides the Committee with his views and commentary. The Committee has indicated that it finds this insight to be very valuable in helping to assess whether our pay for performance profile is appropriate and aligned with industry and Peer Group practices. Most importantly, we and the Committee use this comprehensive peer group financial analysis (together with available sell-side analyst reports on our Company and our peer group companies) to support the process of reviewing and establishing stretch short- and long-term cash and equity incentive plan goals intended to drive and reward top quartile performance by our Company.

•	Peer Group Pay Targeting and Performance Hurdle Analysis: Based upon publicly available information and analysts’ reports, this study attempts to estimate how each of the companies in our Peer Group: (a) determines its own individual peer group, (b) establishes targeted compensation levels as compared to the companies in its peer group and (c) sets its publicly announced Earnings Per Share (EPS) guidance (if any) compared to each of the companies in its peer group and (d) the industry EPS expectations for these companies as reported by the market analysts that follow them. The Committee believes this analysis provides insights into how each of our Peer Group companies establishes its “pay for performance” profile. This analysis also offers an opportunity to compare the methods used by our peers and resulting profiles to how we use our Peer Group information as a basic starting point as the Committee establishes incentive hurdles and the resulting pay for performance profile for our executives. This 2009 analysis confirmed that (a) we are at approximately the median sales level for our Peer Group, (b) we target our pay at or about the median of industrial practices, and (c) our annual EPS growth rate guidance tends to be at or above the median of that reported for our Peer Group. The Committee uses this EPS growth rate guidance as a key starting point for setting relatively aggressive performance hurdles for our annual and long-term performance-based pay elements. The Committee, along with its independent compensation consultant, concluded that this analysis helped confirm that our approach to setting compensation targets is sound, in the competitive mainstream and that the Committee’s approach to setting performance hurdles continues to appropriately set a high bar for incentive plan payouts.

Use of Tally Sheets — In February of each year, we provide the Committee with a comprehensive tally sheet for each Named Executive Officer. The tally sheet, which is reviewed prior to making decisions about the compensation of the Named Executive Officers, sets forth the amount of all components of each executive’s current compensation including base salary, annual incentive compensation, long-term cash and equity incentive compensation, retirement and savings programs, health and welfare programs and the cost of personal executive benefits. In reviewing these tally sheets, the Committee also reviews potential compensation payments to Mr. Cutler and the other Named Executive Officers under various termination of employment scenarios, including in the event of a change of control of the Company. This process includes a review of potential severance payments that we would typically expect to make, the potential values of vested and unvested restricted share awards and restricted share units and stock options, and accumulated balances and projected payment obligations in connection with our retirement and savings programs, including our deferred compensation and limited service supplement and restoration retirement income plans. Based upon this review in 2009, the Committee determined that total compensation in the aggregate (including the total payments of accrued benefits and severance payments that would typically be made under the various termination scenarios) for Mr. Cutler and the other Named Executive Officers is appropriate. This analysis did not suggest the need for any material changes to our executive compensation program or its administration and it did not prompt the Committee to make any substantive changes to any compensation elements for any of the Named Executive Officers, except for the promotion-based increases for Messrs. Gross and Arnold, discussed below.

Components of Executive Compensation and Benefits

We use the components described below to achieve our objectives related to hiring, motivating, retaining and rewarding our executive officers.

Base Salary — We pay a competitive base salary to our executive officers in recognition of their day-to-day job responsibilities. In setting executive officer salaries each year, the Committee first reviews each executive’s current base salary compared to the median salary as determined under the annual Total Compensation Analysis and Planning Process. In general, the Committee sets base salaries at approximately the median of market practice, although the Committee at times may establish a base salary level in excess of the reported market median. In making salary adjustments, the Committee considers such factors as individual performance against business plans, initiative and leadership, time in position, experience, knowledge and success in building organizational capability. Consistently effective individual performance is a threshold requirement for any base salary increase. In Executive Session, the Committee uses this same process to establish a base salary for Mr. Cutler.

2009 Base Salary Actions:

•	On February 1, 2009, we reorganized into two major business sectors. As a result, two of the Named Executive Officers, Messrs. Arnold and Gross, were promoted to Vice Chairmen and Chief Operating Officers of, respectively, the Industrial Sector and the Electrical Sector. To properly align their base salaries to reflect these promotions, Mr. Cutler recommended and the Committee approved, base salary adjustments effective April 1, 2009 of 7% for Mr. Arnold and 33% for Mr. Gross.

•	Subsequent to the actions taken in February, the base salaries for the Named Executive Officers (other than Mr. Cutler) and all remaining senior executives participating in our long-term cash Executive Strategic Incentive Plan (“ESIP”) were reduced by 4 weeks of pay resulting in a 7.7% reduction as a result of mandatory unpaid leaves of absence or voluntary reductions in pay, or a combination of the two. Mr. Cutler’s base pay was reduced by a total of 8 weeks or 15.4% through a combination of unpaid leaves in the first and second quarters of 2009 and a voluntary reduction in base salary that took effect in June and continued for the remainder of the year.

Short-Term Incentives — We establish a competitive annual cash incentive compensation opportunity for our executives, who participate in either our Senior Executive Incentive Compensation Plan (the “Senior EIC Plan”) or our Executive Incentive Compensation Plan (the “EIC Plan”). Those executives who participate in one plan do not participate in the other plan. Senior EIC participants include Mr. Cutler and each officer reporting directly to him.

For 2009, the Committee established a bonus pool under the Senior EIC Plan equal to two percent (2%) of our Annual Net Income (as defined under the Plan). The Committee also assigned a percentage share of the Net Income Incentive pool to each participant in the Senior EIC Plan, thus setting the maximum amount that the participant could receive under the Plan for 2009. These percentages ranged from 12% to 30% of the Annual Net Income Incentive Pool for the Named Executive Officers. Under the Senior EIC Plan, no participant may be assigned a percentage share that is worth more than $7,500,000.

Although the initial incentive payout for each participant in the Senior EIC Plan is formula driven, the Committee exercises its discretion, after considering a variety of quantitative and qualitative factors, to reduce the size of these initial amounts to the final payouts. For purposes of making its determinations for 2009 awards, the Committee established performance goals which were tied to our EIC Plan objectives. These performance goals were based on our operating earnings per share (“EPS”) (which excludes acquisition integration charges) and cash flow return on gross capital employed in the business (“CFR”), weighted equally, in addition to a number of quantitative and qualitative individual and business unit performance objectives. The Committee selected the EPS and CFR goals because, over time, they bear a statistical correlation to the market trading price of our shares. Based on its review of market analyses, our annual profit plan as approved by the Board of Directors, and external research reports and comparative analyses of our Peer Group, the Committee believed that the target levels that it established for the EPS and CFR goals were demanding, relative to the goals established in prior years, but attainable with sustained effort.

Although the Committee typically gives weight to our actual performance relative to these EPS and CFR goals when making award determinations, it also takes into consideration each participant’s performance against his or her individual and/or business unit objectives. These individual goals include, but are not limited to: success in achieving the annual financial plan for the executive’s business unit; success in achieving growth goals; success in building organizational capacity which includes objectives that reinforce our ethical standards; environmental health and safety-related goals; ability to think and act strategically, and ability to demonstrate an effective leadership style. Ultimately, the Committee applies its own business judgment and experience to assess actual performance against these goals and objectives and determine the incentive payouts, if any, for the participants in the Senior EIC and EIC Plans. Although the Committee may use these performance results as one factor in making its determinations, this information is not the Committee’s sole basis for deciding whether to pay incentive awards and, if so, their amounts.

2009 Short-Term Incentive Decisions:

No annual incentive awards were paid to any elected officers for 2009. At the time that the Committee established the EPS and CFR performance objectives for the EIC Plan in February 2009, its intent was to enable reasonable incentive awards to be earned if management could successfully generate results that created ongoing value for shareholders in a very difficult operating environment. The Committee recognized at that time, however, that global market conditions were continuing to erode and that the recession would likely be deeper than expected. By the second quarter, conditions had eroded to a point where it became clear that we would not be able to reach the EPS or CFR performance thresholds needed to earn a payment for 2009. Therefore, no payments were awarded under the EIC Plan or the Senior EIC Plan.

Long-Term Incentives — Our long-standing practice has been to provide long-term incentive compensation to executive officers in two components: equity and a four-year performance-based cash incentive compensation opportunity. We continue to believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance that focuses executives on both an external measure of our success (via equity awards) and on internal performance metrics (via the four-year cash incentive plan). This strategic approach is reviewed annually by the Committee with the assistance of its independent compensation consultant. The goal of the strategy is to continue to drive executive performance, while being sensitive to executive retention risks. The independent compensation consultant has confirmed that this approach is appropriate to achieve the stated goal.

Equity Grants: The Committee (which is composed entirely of independent directors) has authority (which it has delegated in one limited situation, as discussed below) to fix the date and all terms and conditions of equity grants to executive officers and other executives or key employees under our various stock plans, all of which have been approved by our shareholders.

The Committee strictly adheres to the following grant practices:

•	In the case of a Committee decision to make an annual equity grant, we grant awards at the same time each year in the regularly scheduled February Committee meeting. In the case of an equity grant for a newly-hired executive, the process is described below.

•	We set the strike price for all of our stock options at the fair market value of our common shares on the date of grant. Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the New York Stock Exchange on the date of grant (unless the Committee specifies a different method to determine fair market value).

•	The Committee has delegated authority to Mr. Cutler to make individual equity grants in order to recruit new executives. In delegating this authority, the Committee (a) approved a pool of 100,000 shares for use by Mr. Cutler for making periodic grants to newly recruited executives and (b) reconfirmed that the “grant date” for such new-hire equity awards would be the first trading day of the next month following the date of employment commencement for each newly-recruited executive. Several times each year we provide the Committee with an update on the year-to-date new-hire grants approved by Mr. Cutler under this authority and the balance of the authorized shares remaining in the pool. In the event that the equity grants to newly-recruited executives exhaust this approved pool of authorized shares, we would seek Committee approval for an allocation of additional shares for these recruiting purposes. New-hire grants in 2009 did not exceed the authorized share pool.

•	In addition, the Committee has on rare occasions approved mid-year special equity grants to executives who join us as the result of a business acquisition. The Committee reviews and approves awards to these executives at a regularly scheduled Committee meeting. In 2009 the Committee did not make any mid-year grants to executives of acquired companies.

•	In certain circumstances, we grant restricted share awards to our executives, including our Named Executive Officers. These awards are approved by the Committee for retention purposes or to deliver a long-term incentive opportunity at market competitive levels in the case of our “gap” grants which are described on page 32. An executive receiving a restricted share grant could, in the year of the award, have total compensation above the median of market practice. Retention-based restricted share grants generally vest over three or four years while “gap” grants usually vest two years after the grant date. The vesting of restricted share grants are contingent on continued service with us over the vesting period.

Long-Term Cash Incentive Plan:  Each year, the Committee creates a new long-term cash incentive opportunity under the Executive Strategic Incentive Plan (“ESIP”) and establishes objectives for the four-year award period. We base awards under ESIP on our success in achieving aggressive growth in four-year EPS and CFR goals which have historically been weighted equally.

The Committee establishes ESIP performance goals at the beginning of each four-year award period. These goals are based on a comprehensive analysis prepared by us that analyzes publicly-available peer group data that is used both by the Committee in establishing objectives and also by the Board of Directors in reviewing our Strategic and Profit Plans. The analyses include: (a) a comparison of our past performance across a range of performance metrics to that reported for our Peer Group, (b) our estimated financial results and those for each of our Peer Group companies as projected by financial analysts who follow these companies (generally covering two or three year periods into the future) and (c) a review of our strategic objectives and annual business plans for the four-year performance period. In the past, these analyses have allowed us to develop strategies to be “ahead of recessions” and size our businesses in anticipation of economic declines. The Committee sets performance hurdles for each four-year award period such that: (a) payment at approximately 100% of the target incentive opportunity would be made if our performance over the four-year period is at or above the projected median of the performance of our Peer Group and (b) payment at or above 150% of the target incentive opportunity would be made if our performance over the four-year period is at or above the projected 75th percentile of the performance of our Peer Group.

Individual award opportunities under ESIP have been expressed in the form of cash or contingent share units, depending on the award period, and are paid in cash unless deferred by the executive under one of our non-qualified deferred compensation plans. Contingent share units align the interests of the executives with those of the shareholders because the units reflect appreciation or depreciation and earnings on our common shares during the performance period. Prior to the 2005-2008 award period we expressed ESIP award opportunities in the form of contingent share units. Beginning with the 2005-2008 award period, the Committee amended the plan to provide that incentive opportunities would be expressed in cash. The Committee made this change because it believed at that time that the executive compensation portfolio had become somewhat over-weighted in favor of equity-based compensation. The Committee annually reviews this design element of ESIP to ensure that it aligns well with competitive practice and provides an effective long-term incentive and retention structure. As a result of this review in late 2007, the Committee determined that the ESIP plan design should again return to the use of contingent share units in order to rebalance the long-term incentive portfolio. This contingent share design feature was included in the shareholder approved amended ESIP, discussed above.

Executive officers may defer receipt of some or all of their ESIP award payouts under a plan described in more detail in the narrative accompanying the Nonqualified Deferred Compensation Table beginning on page 48.

Decisions Affecting Long-Term Compensation Established Prior to 2009:

For the payout of the ESIP awards under the 2006-2009 award period, each Named Executive Officer’s target award opportunity was multiplied by 25% to reflect the fact that our actual EPS performance did not meet the threshold for a payout, but that our CFR performance did meet the threshold goal established by the Committee at the start of this four-year period. The Committee used its judgment to determine each executive’s actual award by applying an individual performance rating to the initial formulaic award. The Committee generally determines the individual performance ratings for the four-year award period by taking the average of the four annual performance ratings that were assigned to each executive for purposes of determining his or her Senior EIC or EIC awards, whichever is applicable, for each of the years in the ESIP award period. Individual performance ratings under the short-term plans are affected by various quantitative and qualitative objectives as described under Short-Term Incentives on page 27. Actual individual ratings for the Named Executive Officers ranged from 105% to 128%. When combined with the 25% adjustment related to our EPS and CFR performance, the final adjusted cash awards delivered to the Named Executive Officers ranged from 26% to 32% of the executives’ original target ESIP opportunities.

Decisions Affecting Long-Term Compensation Established in 2009:

For 2009, the Committee approved a shift in the type of equity from stock options to restricted share units (“RSUs”). The Committee chose to award RSUs rather than stock options in order to ensure a sufficient number of shares would be available in the stock plan to allow for meaningful equity grants to all eligible participants in 2009.

In addition, the Committee approved a change in the mix of the long-term incentive opportunity for each executive who participated in ESIP such that the target opportunity under the 2009-2012 ESIP award period comprised 75% of the total long-term incentive target and the remaining 25% of the long-term incentive opportunity was delivered in RSUs. Employees who were eligible for long-term incentives but did not participate in ESIP received 100% of their long-term incentive opportunity in RSUs.

In 2009, the Committee also approved stock option grants for a small number of lower level executives residing in countries with regulatory limitations that made the use of RSUs impractical or unlawful.

In 2009, the Committee had to deal with the impact of the collapse of the global economy on our various long-term incentive plans and equity grants. In a matter of a few months, the effects of the deep recession drove our share values to new lows, placing most of our existing stock option grants underwater and significantly reducing the value of previously granted restricted shares. It also quickly became clear that participants in all existing ESIP open award periods (which reward performance against goals established for overlapping four-year incentive periods) would now only be able to earn, at most, a minimum award because stretch performance objectives for these open award periods were set by the Committee prior to the collapse in the global markets. As a result, we and the Committee were concerned with the elevated executive retention risks that we faced in light of the combined impact of:

•	Reduced base salaries;

•	Minimal 2008 incentive awards followed by no annual incentive awards for 2009;

•	Minimal awards under maturing four-year ESIP award periods;

•	Stock option grants that were significantly underwater; and

•	Significantly reduced values for previously granted restricted shares.

Given these concerns, and in response to continuing uncertainty in global market conditions, the Committee determined that it would need to exercise its judgment to adjust some of its traditional long-term incentive practices in order to create some meaningful incentive opportunities and improve our ability to retain executive talent.

During the first five months of the year, the Committee made the regular grants under our long-term incentive plans and then later adjusted the grants in order to respond to the rapidly changing operating environment’s impact on our compensation plans and programs.

In February 2009, the Committee considered whether to set EPS and CFR performance goals for the 2009-2012 ESIP award period under the amended ESIP (which meets the requirements of Internal Revenue Code Section 162(m)). The Committee determined that attempting to set performance goals for a four-year period during a time of such a major market disruption was not realistic. Instead, the Committee granted participants a four-year incentive opportunity under our 2009 ESIP, which does not meet the requirements of Internal Revenue Code Section 162(m).

Using the 2009 ESIP, the Committee set EPS and CFR performance objectives for 2009 and decided that it would set additional performance objectives for each of 2010, 2011 and 2012 at the beginning of each of these subsequent years. For 2009, the EPS and CFR goals mirrored the goals that were established for 2009 under our annual EIC Plan.

In addition to establishing performance objectives for the first year of the four-year ESIP award period, the Committee approved 2009-2012 ESIP award period opportunities expressed in the form of contingent share units for Messrs. Cutler, Fearon, Arnold, Gross, Palchak, Carson and Sweetnam as noted below. The Committee discussed and approved Mr. Cutler’s award opportunity in Executive Session with only its independent compensation consultant in attendance.

	Target	Contingent
	ESIP Value	Share Units

A. M. Cutler	$4,400,000	91,500
R. H. Fearon	$1,125,000	23,400
C. Arnold	$1,275,000	26,550
T. S. Gross	$1,275,000	26,500
J. P. Palchak	$825,000	17,200
R. W. Carson	$1,275,000	26,500
J. E. Sweetnam	$825,000	17,200

The Committee approved 2009 RSU grants to Mr. Cutler, the other Named Executive Officers and the remaining executives and key employees who were proposed by management to receive grants. RSUs comprised 25% of the target total long-term incentive opportunity for ESIP participants, including the Named Executive Officers. Other executives who do not participate in

ESIP receive 100% of their long-term incentive opportunity in RSUs. The RSU grants awarded to each Named Executive Officer are noted below:

	Grant Date
	Fair Value	# RSUs

A. M. Cutler	$728,370	18,333
R. H. Fearon	$248,313	6,250
C. Arnold	$281,487	7,085
T. S. Gross	$281,487	7,085
J. P. Palchak	$182,162	4,585
R. W. Carson	$0	0
J. E. Sweetnam	$182,162	4,585

Mr. Cutler’s grant was approved by the Committee in Executive Session with only its independent compensation consultant in attendance. Mr. Carson was not approved for a 2009 annual equity grant in light of his planned retirement. These RSU grants will vest in equal, annual installments over the next four years, subject to the executive’s continued employment with us. Dividends are not accrued or paid on these RSUs during the restricted period.

In addition to these annual equity grants, the Committee reviewed and approved a retention-based restricted share grant of 5,000 shares for Mr. Fearon, 30% of which will vest at the end of 24 months and another 30% will vest at the end of 36 months. The remaining 40% of the shares vest at the end of 48 months, subject to his continued employment with us.

Mr. Cutler also recommended, and the Committee approved, special restricted share grants (“Gap Grants”) for the Named Executive Officers and all other executives who participated in the 2007-2010 ESIP award period. The Committee approved this additional grant of restricted shares to partially address what the Committee felt was a “gap” in total compensation related to this earlier ESIP grant which was identified while reviewing the 2008 Peer Group Pay and Performance Analysis. This analysis showed that, despite the fact that the competitive position of our total compensation for key executives was at or near the median of market practices as reported for similarly-sized industrial companies in the Hewitt Associates, Towers Watson and Hay Associates surveys, our executives’ total compensation was below the median total compensation reported for our Peer Group. The Committee approved the following gap grants:

	Grant Date	# Restricted
	Fair Value	Shares

A. M. Cutler	$0	0
R. H. Fearon	$373,462	9,400
C. Arnold	$564,166	14,200
T. S. Gross	$564,166	14,200
J. P. Palchak	$166,866	4,200
R. W. Carson	$564,166	14,200
J. E. Sweetnam	$166,866	4,200

These additional “gap” grant restricted shares vest at the end of 24 months, provided that the executive remains employed with us throughout that period. The Committee did not approve a “gap” grant for Mr. Cutler in 2009.

Additional details of the equity grants to Mr. Cutler and the other Named Executive Officers described above may be found in the Summary Compensation Table, Grants of Plan Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table and corresponding footnotes.

In the February 2009 Committee meeting, Mr. Cutler and the Committee also discussed their shared concerns about the open four-year ESIP award periods (2006-2009, 2007-2010 and

2008-2011). Due to the impact of the economic collapse on our 2008 and 2009 operating results, the original EPS and CFR performance objectives established by the Committee for these open award periods will be largely unachievable. Projections indicated that, at best, we expect participants to earn 25% of the target incentive opportunity for these award periods. The Committee concluded that a significantly reduced, or possibly no, long-term incentive opportunity over such a prolonged period was not an effective incentive practice and that it would raise executive retention risks for us.

Instead of attempting to retroactively adjust performance objectives where permitted, the Committee approved Extension Grants from our Supplemental Plan. The Committee made the grants to our active employees, including the Named Executive Officers, who participate in the 2006-2009, 2007-2010 and 2008-2011 open ESIP award periods. Under the Extension Grants, a target award opportunity equal in value to the ESIP target for each open ESIP award period was established for each participant. The target amount of each Extension Grant was converted to contingent share units by dividing each executive’s target value by the average closing price of our common shares for the first 20 trading days of 2009, which was $48.09 and rounding up the results to the nearest 50 whole units. The target award value and contingent share units awarded to each Named Executive Officer are shown below and reported in the Grants of Plan Based Awards Table. Earned Extension Grants, if any, will be paid in cash on or before March 15th of 2010, 2011 and 2012.

	2006-2009		2007-2010		2008-2011
			Target		Target
	Target Extension	Contingent Share	Extension	Contingent	Extension	Contingent
	Grant Value	Units	Grant Value	Share Units	Grant Value	Share Units

A. M. Cutler	$1,800,000	37,450	$1,800,000	37,450	$1,760,000	36,600
R. H. Fearon	$550,000	11,450	$550,000	11,450	$750,000	15,600
C. Arnold	$587,500	12,250	$668,750	13,950	$812,500	16,900
T. S. Gross	$381,250	7,950	$568,750	11,850	$735,000	15,300
J. P. Palchak	$318,750	6,650	$351,250	7,350	$550,000	11,450
R. W. Carson	$416,667	8,700	$487,500	10,150	$850,000	17,700
J. E. Sweetnam	$425,000	8,850	$372,500	7,750	$550,000	11,450

The Committee then approved Extension Grant performance goals for 2009, which mirrored the 2009 EIC objectives. The Committee intends to establish goals in 2010 and 2011 for the Extension Grants that cover the remainder of the 2007-2010 and 2008-2011 ESIP award periods.

The Committee intended for these Extension Grants to provide executives with an opportunity to earn some portion of the long-term incentive opportunity that had become unattainable. For each of the open award periods, the aggregate awards for each executive would consist of the payout (if any) from the original ESIP grant plus the payout (if any) from the Extension Grant subject to a cap on the aggregate awards in each open award period. For the 2006-2009 award period, the combined ESIP and Extension Grant opportunities were capped at 90% of the combined target opportunity with a maximum allowable payout under the Extension Grant at 65% of target. As previously stated, the underlying goals were not achieved and no payments were made to any executives in conjunction with the 2006-2009 Extension Grants.

For the 2007-2010 award period, the combined awards are capped at 125% of the combined target opportunity with a maximum allowable award under the Extension Grant capped at 100%. For the 2008-2011 award period, the combined awards are capped at 150% with a maximum opportunity under the Extension Grant capped at 125% of target.

As noted in the introductory remarks to this analysis, by early in the second quarter of 2009, the Committee had become concerned about executive retention risks due to the cumulative effects of the deepening global recession on our business operations and the 2009 annual and long-term incentive compensation opportunities granted to executives and key employees. In May 2009 the

Committee convened a special meeting to discuss these risks and to consider taking steps to mitigate them. The Committee noted that the severe effects of the recession had resulted in only a minimal discretionary payment under the 2008 annual incentive plan and that it was now clear that payouts under the 2009 annual incentive plans were no longer possible because the 2009 EPS and CFR goals had become unachievable. Furthermore, because these same goals underlie the Extension Grants and the 2009 ESIP, payouts under those programs were also compromised. The Committee also noted that the majority of outstanding employee stock option awards were underwater. The Committee discussed issues related to the prospect of no or only minimal short- and long-term incentive payouts in the next few years and the need for executive and leadership engagement and retention during a period that offers little or no incentive opportunity. Following its review and after considering alternatives, the Committee approved several actions intended to help mitigate the rising level of executive and key employee retention risks.

The Committee first cancelled the 2009 ESIP award period grants and then approved additional RSU grants for all employees who participated in the 2009 ESIP, including Mr. Cutler and the other Named Executive Officers. Each participant’s grant was equal to five times the number of RSUs granted in the regular annual equity grant approved on February 24, 2009. The grant date value of the original February RSU grant plus the grant date value of the supplemental RSU grant was approximately equal to the total targeted long-term incentive opportunity that was established for each participant in February 2009 during the total compensation planning process. The supplemental RSU grants cliff vest on the third anniversary of the date of the grant and are subject to a requirement of continued employment with us. No dividends are accrued or paid during the restricted period with respect to these RSUs. In order to align the supplemental RSU grant with the opportunity that would have been provided via the 2009 ESIP opportunity and to guard against any unintended windfall, the Committee established a “cap” on the total value of the supplemental RSUs that could be delivered to any executive. If the fair market value of the RSUs at the time of full or partial vesting exceeds 200% of the fair market value of an equal number of our common shares on the date of grant, only the number of RSUs with a fair market value equal to the cap will vest and the balance of the RSUs will be forfeited.

Canceling the 2009 ESIP grants and making this supplemental grant would, in the Committee’s opinion:

•	Improve 2009 operating results by allowing us to reverse the ESIP incentive accrual for this award period;

•	Reduce quarterly expense volatility at a critical time;

•	Foster executive engagement; and

•	Provide a stronger retention element to our key executives.

The following table contains information with respect to the cancelled 2009 ESIP award opportunity and supplemental RSU grant made to each Named Executive Officer in May 2009:

			RSUs
	Cancelled 2009 ESIP	Cancelled Phantom	Granted	Grant Date
	Awards at Target	Shares	in May 2009	Fair Value	Cap

A. M. Cutler	$4,400,000	91,500	91,665	$4,371,504	$8,743,008
R. H. Fearon	$1,125,000	23,400	31,250	$1,490,313	$2,980,625
C. Arnold	$1,275,000	26,550	35,425	$1,689,418	$3,378,837
T. S. Gross	$1,275,000	26,500	35,425	$1,689,418	$3,378,837
J. P. Palchak	$825,00	17,200	22,925	$1,093,293	$2,186,586
R. W. Carson	$1,275,000	26,500	0	$0	$0
J. E. Sweetnam	$825,00	17,200	22,925	$1,093,293	$2,186,586

The grant date fair value of the supplemental RSU grant awarded on May 8, 2009 was equal to the closing price of our common shares on the date of grant ($47.69 per share). The somewhat elevated replacement values for Messrs. Arnold, Gross, Fearon, Palchak and Sweetnam reflected the fact that each received regular 2009 RSU grants that were slightly higher than the standard targets and that Messrs. Fearon, Arnold and Gross had been elevated to Vice Chairmen positions as part of our reorganization in 2009. Mr. Carson did not receive a supplemental grant in light of his planned retirement.

The Committee views the cancellation of the 2009 ESIP award period and individual award opportunities and awarding the supplemental RSU grants as a short-term response to the unprecedented operating and market environment caused by the economic crisis. The Committee expressed its intent to return to the traditional “balanced portfolio” as soon as economic conditions stabilize to a point where the Committee may realistically consider setting long-term performance objectives.

Other Executive Compensation Policies and Guidelines

Share Ownership Guidelines — We expect all of our executive officers and, depending on their level in the Company, certain other key executives to hold a number of our common shares with a value equal to a pre-determined multiple of their base salary. These multiples range from one times base salary in the case of our General Managers and key non-officer staff executives to six times base salary for our Chairman and Chief Executive Officer. In 2009, the ownership guidelines for the Chairman and Chief Executive Officer increased from three times base salary to six times base salary. Likewise, the ownership guideline for the Vice Chairmen increased from two times base salary to four times base salary. These multiples are consistent with trends we have seen in the competitive market.

In 2009, we also implemented a requirement that each executive hold a minimum of 20% of his or her ownership guideline in shares that can be voted. The Committee annually reviews the progress of the individual executive officers toward these ownership levels and our Chairman and Chief Executive Officer annually reviews the progress of other non-officer executives. On December 31, 2009, our Chairman and Chief Executive Officer and the other Named Executive Officers owned our common shares with values in excess of their individual ownership requirements.

We have a policy that prohibits executives from engaging in financial hedging of their investment risk in our shares.

Health and Welfare Benefits and Retirement Income Plans — With certain exceptions described below, we provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees. In place of typical Company-paid group term life insurance, we provide all executive officers and certain other executives with Company-paid life insurance coverage under two separate policies. The aggregate value of the two policies is approximately equal to an executive’s annual base salary and this level of coverage is consistent with the level of coverage provided to other salaried employees through our group term life policy. The majority of the executives’ life insurance is covered under an executive-owned individual whole life policy with the remaining $50,000 of insurance covered under our group term life policy. The value of the Company-paid premium for the whole life policy is imputed as taxable income to each covered executive. We decided to provide this executive life insurance arrangement to allow each executive to have a paid up policy at retirement that would mirror the Company-provided post-retirement group term life insurance but with less post-retirement tax complexity for both the executive and us.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term “compensation” to include base salary, overtime pay, pay premiums and awards under any annual variable pay or incentive compensation plan (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described below.

Other Retirement and Compensation Arrangements — The pension benefits table on page 48 details retirement benefits for Mr. Cutler and the other Named Executive Officers. Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, and to align with competitive practices, the Board of Directors has authorized plans under which payment from our general funds will be made for any benefits calculated under the provisions of the applicable tax-qualified retirement plan which may exceed those limits. These non-qualified benefits accrued prior to January 1, 2005 will be paid at retirement in the form of an annuity (unless otherwise determined by the Committee), except that, upon a proposed change of control of the Company, the benefits will be paid at the time of that event (unless otherwise determined by the Board of Directors) in a single sum. These benefits accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also has adopted plans which provide supplemental annual retirement income to certain executives who we hire mid-career. These executives do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service.

Pension benefits (inclusive of the unfunded benefits described above) for executives under the cash balance plan formula fall below the median of pension programs. The previous final average pay formula (inclusive of the unfunded restoration benefits), which covers executives hired before January 1, 2002 including Mr. Cutler and several of the Named Executive Officers, is approximately at the median of traditional pension plan designs. We do not have a plan that allows for base salary deferrals and do not match 401(k) contributions in excess of the Code limits, resulting in below median retirement benefit values for executives (most of our competitors provide base salary deferral plans with matching contributions in excess of the Code limits).

These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers which consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options and/or vesting of RSUs or restricted share awards, are not factored into these calculations.

Employment Contracts and Change of Control Agreements — We do not provide our executive officers with employment contracts. As with all other U.S. salaried employees, our executive officers are “at will” employees. However, we do enter into change of control agreements with each executive officer which provide benefits only upon certain terminations of employment following a change of control (so-called “double trigger” agreements). We believe that such agreements are in our best interests and that of our shareholders because they ensure that we will have the continued dedication and focus of key executives notwithstanding the possibility of a change of control of the Company. Providing these agreements to our executive officers also aligns with competitive practices. Our change of control agreements with each of our executive officers, including Mr. Cutler and the Named Executive Officers conform to the final regulations under Internal Revenue Code Section 409A which covers nonqualified deferred compensation arrangements. Details of our change of control agreements may be found in the narrative discussion accompanying the Potential Payments Upon Termination section beginning on page 51.

Deferral Plans — We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our annual and long-term cash incentive plans. We offer these deferral arrangements in order to (a) provide our executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring common shares in order to meet our share ownership guidelines and (c) provide an additional form of retention. As noted above, despite the fact that they are quite common across our industry, we do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of the Code limits applicable to our tax-qualified defined contribution Section 401(k) plan.

On February 10, 2010, the Committee approved the termination of the Deferred Incentive Compensation Plan and the Incentive Compensation Deferral Plan, as described on page 48, with respect to all participant accounts. The amounts credited to the terminated accounts will be distributed in 2010 to the participants in a single sum consisting of cash and/or Eaton common shares, depending upon the type of investments applicable to the Accounts.

Details on our deferral programs may be found in the narrative discussion and footnotes accompanying the Nonqualified Deferred Compensation Table beginning on page 48.

Personal Benefits — In order to align with competitive practices in our industry, we also provide our executive officers with a limited amount of personal benefits, all of which are treated as taxable income to the executive. These benefits are described in more detail in the footnotes accompanying the Summary Compensation Table beginning on page 40.

Use of Our Aircraft — We own, operate and maintain Company aircraft to enhance the ability of our executive officers and other corporate and operations leaders to conduct our business in an effective manner. This principle guides how the aircraft is used. Our stringent aircraft use policy ensures that the primary use of this mode of transportation is to satisfy business needs and that all aircraft use is accounted for at all times and in accordance with applicable laws. To ensure his personal security and enhance his productivity, the Board of Directors has directed Mr. Cutler to use our aircraft for all business and personal travel whenever feasible. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the Chairman and Chief Executive Officer. No Named Executive Officers received tax protection on the imputed income for personal use of Company aircraft in 2009.

Senior Officer Retirement Arrangement — On January 28, 2009, we announced that Randy W. Carson, Chief Executive Officer-Electrical Group, would retire effective May 1, 2009. Pursuant to the terms of our applicable Stock Plans, the Committee exercised its discretionary authority to provide Mr. Carson with our customary benefits for retiring senior executives, which included the accelerated vesting of 22,839 stock options and 9,000 restricted shares, which otherwise would have been forfeited upon Mr. Carson’s retirement. In addition, the Committee approved a total payment equivalent to 12 months of Mr. Carson’s salary plus 100% of his 2009 target annual incentive opportunity. In consideration for the payment representing salary and incentive compensation and the vesting of the restricted shares, Mr. Carson agreed to provide advice through year-end 2010 as reasonably requested by the senior management of our Electrical Sector.

Additional Information on Our Compensation Philosophy and Structure

Tax and Accounting Considerations — We carefully monitor and comply with any changes in the tax laws and regulations as well as accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations, however, have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee has consistently structured our executive compensation program in a manner intended to ensure that it is (a) competitive in the marketplace for executive talent and (b) provides incentives and rewards that focus executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

$1 Million Tax Deduction Limit — Prior to 2008, we did not qualify our short- and long-term incentive awards as “performance based” compensation under Internal Revenue Code Section 162(m). Under this law, any remuneration in excess of $1 million paid to Mr. Cutler and the three other most highly compensated executive officers of the Company (other than the Chief Financial Officer) in a given year is not tax deductible unless paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation upward after the beginning of the period in which the compensation is earned. The shareholders approved a Senior Executive Incentive Compensation Plan (as previously discussed) and an amended Executive Strategic Incentive Plan (as previously discussed), which meet the requirements needed to qualify incentive payments under these Plans as deductible compensation under Internal Revenue Code Section 162(m). In 2009, no incentive payments were made under either of these Section 162(m)-compliant plans.

Policy on Incentive Compensation, Stock Options and Other Equity Grants Upon the Restatement of Financial Results — The Board of Directors has adopted a formal policy stating that, if an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a Performance-Based Award was paid or credited to the executive during the twelve-month period following the first public issuance of the incorrect financial statement, such award shall be subject to reduction, cancellation or reimbursement to the Company at the discretion of the Board. As used in this policy, the term “executive” means any executive who participates in either the Executive Strategic Incentive Plan I or the Executive Strategic Incentive Plan II, or both, or any successor plans. Our incentive compensation plans, stock plans and deferral plans include the provisions of this policy. Additional details regarding this policy and related processes may be found on our website at http://www.eaton.com/governance.

Relationship Between Compensation Plans and Risk

In 2009, in response to the SEC’s heightened focus on risk in incentive plans, the Committee and management conducted a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on us.

The Committee reviewed an inventory of our variable pay and sales commission plans and considered the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan (for example, management-by-objective, goal sharing, etc.). The Committee concluded that none of the broad-based programs (base salary, traditional sales commission or variable incentive arrangements) that extend to regular hourly and salaried employees would likely give rise to a material risk.

The Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which for 2009 were the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The analysis included, but was not limited to, the following items:

•	Whether the performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target, and maximum levels;

•	When applicable, whether the relationship between performance objectives under the annual incentive programs were consistent with performance objectives tied to the long-term incentive plans;

•	The caps on individual awards and aggregate payments under the plans; and

•	How our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs.

Management and the Committee also concluded that our executive compensation strategy and programs do not pose a material risk due to a variety of mitigating factors. These factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•	The Committee’s sole power to set short- and long-term performance objectives for our incentive plans which have historically been stretch CFR and operating EPS goals, which we believe are appropriately correlated with shareholder value;

•	Our long-term cash incentive plan (ESIP) focuses on cumulative EPS over overlapping four-year award periods. This creates a focus on driving sustained performance over multiple award periods which mitigates the potential for executives to take excessive risks to drive one-time short-term performance spikes in any one award period;

•	The use of equity awards to foster retention and align our executive’s interests with those of our shareholders;

•	Capping the potential payouts under both short- and long-term incentive plans to eliminate the potential for any windfalls;

•	A claw back policy that allows us to recover compensation in the case of material restatement of financial results and/or employee misconduct;

•	Share Ownership guidelines; and

•	A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their career.

As a result of this review, both management and the Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its stakeholders.

Expected Adjustments to Programs and Practices in 2010

The Committee intends to monitor economic conditions and the effect on our compensation plans and programs. As market conditions continue to stabilize, we and the Committee are optimistic that during 2010 certain practices that were suspended or changed in 2009 will be restored, such as:

•	Merit increases;

•	Employer matching contributions under our 401(k) plan;

•	Our “balanced portfolio” approach to delivering long-term incentive opportunities for ESIP participants in a mix of 50% cash and 50% equity; and

•	Establishing four-year EPS and CFR objectives and award opportunities under shareholder-approved ESIP for the 2010-2013 award period.

Compensation and Organization Committee Report

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Deborah L. McCoy, Chair
Todd M. Bluedorn
Christopher M. Connor
Michael J. Critelli
John R. Miller
Gregory R. Page

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial and Planning Officer, our three other most highly compensated executive officers in 2009, as well as two executive officers who retired in 2009 (the “Named Executive Officers”). Prior to setting total compensation for each of the Named Executive Officers, the Committee reviewed tally sheets which showed the executive’s current compensation, including equity and non-equity based compensation. “Salary,” as shown in column (c), consists of base salary, which accounted for approximately 12% of the total compensation of the Named Executive Officers in 2009. The Named Executive Officers were not entitled to receive “Bonus” payments under column (d) for 2009 (“Bonus” payments are defined under the disclosure rules as discretionary payments that are not based on any performance criteria). Column (e), “Stock Awards,” consists of the grant date fair value of awards delivered to each Named Executive Officer in the year reported. Column (f), “Option Awards,” reports the grant date fair value of stock options awarded in each respective year shown below. The grant date fair value is based on the Black-Scholes Model. Column (g), “Non-Equity Incentive Plan Compensation,” is the amount paid under the four-year ESIP for the 2006-2009 award period. As previously discussed, no annual incentive was paid for 2009. The long-term incentive payments reported in Column (g) were approved by the Committee at its January 26, 2010 meeting and, to the extent not deferred by the executive, will be paid on March 15, 2010. Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” contains two distinct components. “Change in Pension Value” represents the total change in the actuarial present value of each Named Executive Officer’s accumulated benefit under all of our defined benefit pension plans (both tax qualified and nonqualified) from the measurement date used for financial reporting purposes. “Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service. Column (i), “All Other Compensation,” consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes personal benefits, our contributions to defined contribution plans, the value of insurance premiums paid by us and the value of any dividends paid on restricted shares because they are not factored into the grant date fair values reported in column (e).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

A. M. Cutler	2009	$973,248	$0	$5,099,874	$0	$575,000	$1,732,144	$155,741	$8,536,007
Chairman, Chief Executive	2008	$1,132,500	$0	$1,413,210	$1,973,981	$3,987,500	$1,333,347	$237,298	$10,077,836
Officer and President	2007	$1,069,305	$0	$1,373,770	$2,487,800	$9,520,197	$1,341,315	$224,778	$16,017,165
R. H. Fearon	2009	$574,782	$0	$2,310,737	$0	$165,000	$413,169	$115,435	$3,579,123
Vice Chairman and	2008	$596,730	$0	$1,205,385	$562,094	$1,193,860	$298,183	$110,631	$3,966,883
Chief Financial and Planning Officer	2007	$511,695	$0	$1,389,932	$568,640	$2,894,807	$243,751	$80,839	$5,689,664
C. Arnold	2009	$574,890	$0	$2,535,071	$0	$168,906	$270,385	$95,060	$3,644,312
Vice Chairman and	2008	$559,530	$0	$1,105,629	$523,845	$1,002,587	$175,421	$84,297	$3,451,309
COO - Industrial Sector	2007	$480,885	$0	$864,667	$533,100	$2,480,998	$157,330	$80,911	$4,597,891
T. S. Gross	2009	$541,362	$0	$2,535,071	$0	$109,609	$299,836	$419,589	$3,905,467
Vice Chairman and COO - Electrical Sector
J. P. Palchak	2009	$431,609	$0	$1,442,321	$0	$83,672	$376,255	$109,359	$2,443,216
President - Vehicle Group
R. W. Carson	2009	$188,500	$0	$564,166	$0	$114,583	$1,960,377	$627,263	$3,454,889
Former Senior Vice President	2008	$572,010	$0	$573,597	$636,929	$1,015,024	$520,725	$150,639	$3,468,924
and President - Electrical Group	2007	$483,105	$0	$864,667	$533,100	$2,514,737	$448,252	$91,098	$4,934,959
J. E. Sweetnam	2009	$214,150	$0	$1,442,321	$0	$97,617	$1,452,136	$46,058	$3,252,282
Former Senior Vice President	2008	$501,225	$0	$174,573	$412,424	$839,119	$412,429	$91,532	$2,431,302
and President - Truck Group	2007	$457,650	$0	$662,642	$479,790	$2,135,571	$363,665	$75,830	$4,175,148

(1)	These two columns show the grant date fair value of equity awards granted to the Named Executive Officers. The value of stock options is based on the Black-Scholes option pricing model.

The assumptions used in connection with this valuation are further described in the Notes to Consolidated Financial Statements on page 31 of our 2009 Annual Report. The actual amounts realized by individual Named Executive Officers likely will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

(2)	Non-Equity Incentive Plan Compensation reported in Column (g) includes payments under ESIP for the 2006-2009 Award Period. The material features of this incentive plan are described in the Compensation Discussion and Analysis.

(3)	Reported in column (h) is the aggregate change in the actuarial present value of the accumulated benefit under all of our defined benefit pension plans, both qualified and non-qualified, and above-market earnings on non-qualified deferred compensation. Under the disclosure rules, earnings on deferred compensation are considered to be “above-market” if they exceed a rate of interest established by the Internal Revenue Service on the date the interest rate or formula used to calculate the interest rate is established under the plan pursuant to which the receipt of compensation is deferred. In 2009, Mr. Cutler was the only Named Executive Officer who received above-market earnings on his nonqualified deferred compensation (in the amount of $5,753). The aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each Named Executive Officer is noted below:

	A. M. Cutler	R. H. Fearon	C. Arnold	T. S. Gross	J. P. Palchak	R. W. Carson	J. E. Sweetnam

Qualified	$152,485	$5,234	$46,447	$8,940	$185,894	$18,515	$51,335
Non-qualified	$1,573,906	$407,935	$223,938	$290,896	$190,361	$1,941,862	$1,400,801

Total	$1,726,391	$413,169	$270,385	$299,836	$376,255	$1,960,377	$1,452,136

(4)	Reported in All Other Compensation (column (i)) are amounts representing the aggregate incremental cost incurred by us for certain executive personal benefits. The amounts of these benefits in excess of disclosure levels for each Named Executive Officer are set forth below. The calculation of incremental cost for personal use of our aircraft includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs which would have been incurred regardless of whether there was any personal use of our aircraft. We do not reimburse Named Executive Officers for tax costs related to use of our aircraft. To enhance his productivity and personal security, the Board of Directors has directed Mr. Cutler to use our aircraft for his business and personal travel whenever feasible. Other than for business related travel and the Chairman and Chief Executive Officer’s personal use as noted below, our aircraft policy does not permit any personal use of our aircraft without the advance approval of the Chairman and Chief Executive Officer. Such approval is extended only in unusual circumstances.

We also provide certain executives, including the Named Executive Officers, with the opportunity to acquire individual whole-life insurance. The annual premium paid by us during 2009 for each of the Named Executive Officers is set forth below. Each executive officer is responsible for paying individual income taxes due with respect to our insurance program.

Column (i) also includes the amount of our contributions to the Named Executive Officers’ accounts under the 401(k) Eaton Savings Plan (the “ESP”). We suspended matching contributions to the ESP in April, 2009. The ESP permits an employee to contribute a portion of his or her salary to the ESP, subject to limits imposed under the Internal Revenue Code. Prior to the suspension of the match, we made a matching contribution which equaled $1.00 for each dollar contributed by the participating employee with respect to the first 3% of his or her salary contributed to the ESP and $.50 for each dollar contributed by the participating employee with respect to the next 2% of his or her salary contributed to the ESP. The amounts we contributed during 2009 to the ESP account of each Named Executive Officer are listed below.

Also reflected in column (i) are dividends paid in 2009 on restricted share awards.

		Financial,	Personal Use
	Vehicle	Estate, Tax	of Company	Co. Paid Life	ESP Matching	Dividends on		Total “All Other
	Allowance	Planning	Aircraft	Insurance	Contributions	restricted shares	Other *	Compensation”

A. M. Cutler	$18,000	$15,300	$45,200	$13,958	$9,733	$53,550	$0	$155,741
R. H. Fearon	$18,000	$8,950	$0	$5,827	$5,748	$76,910	$0	$115,435
C. Arnold	$18,000	$4,750	$0	$4,548	$5,662	$62,100	$0	$95,060
T. S. Gross	$18,000	$0	$21,300	$5,448	$5,039	$44,050	$325,752	$419,589
J. P. Palchak	$18,000	$4,600	$7,000	$3,988	$4,108	$21,600	$50,063	$109,359
R. W. Carson	$6,000	$53,030	$6,000	$9,283	$5,540	$10,300	$537,110	$627,263
J. E. Sweetnam	$7,500	$15,675	$0	$5,889	$4,744	$12,250	$0	$46,058

*	For Mr. Gross, $269,268 of “Other” compensation relates to costs associated with relocation and repatriation from Europe and $56,124 relates to tax assistance related to that relocation and repatriation. For Mr. Palchak, $46,328 of “Other” compensation relates to relocation costs and $3,735 relates to tax assistance related to that relocation. The relocation and repatriation benefits and related tax protection provided to our Named Executive Officers is consistent with the relocation and repatriation benefits we extend to all employees. For Mr. Carson, $537,110 of “Other” compensation relates to consulting fees paid to him pursuant to the retirement arrangement described on page 37.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the potential awards payable to the Named Executive Officers with respect to the short-and long-term incentive award opportunities granted in 2009.

								All Other Option
								Awards:
			Estimated Future Payouts under Non-Equity Incentive Plan Award				All Other Stock	Number of	Exercise or	Closing	Grant Date
			Share Units				Awards: Number	Securities	Base Price of	Market Price	Fair Value of
			Granted at				of Shares of	Underlying	Option Awards	on Grant	Stock &
Name	Grant Date		Target (#)	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Options (#)	($/Share)	Date	Option Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

A. M. Cutler	2/24/2009	(1)		$0.00	$1,322,730	$4,110,000
	2/24/2009	(2)	37,450	$0.00	$1,800,000	$1,350,000
	2/24/2009	(2)	37,450	$0.00	$1,800,000	$1,800,000
	2/24/2009	(2)	36,600	$0.00	$1,760,000	$2,200,000
	2/24/2009	(3)					18,333			$39.73	$728,370
	5/8/2009	(4)					91,665			$47.69	$4,371,504
R. H. Fearon	2/24/2009	(1)		$0.00	$498,144	$1,644,000
	2/24/2009	(2)	11,450	$0.00	$550,000	$412,500
	2/24/2009	(2)	11,450	$0.00	$550,000	$550,000
	2/24/2009	(2)	15,600	$0.00	$750,000	$937,500
	2/24/2009	(3)					20,650			$39.73	$820,425
	5/8/2009	(4)					31,250			$47.69	$1,490,313
C. Arnold	2/24/2009	(1)		$0.00	$531,063	$1,644,000
	2/24/2009	(2)	12,250	$0.00	$587,500	$440,625
	2/24/2009	(2)	13,950	$0.00	$668,750	$668,750
	2/24/2009	(2)	16,900	$0.00	$812,500	$1,051,625
	2/24/2009	(3)					21,285			$39.73	$845,653
	5/8/2009	(4)					35,425			$47.69	$1,689,418
T. S. Gross	2/24/2009	(1)		$0.00	$510,000	$1,644,000
	2/24/2009	(2)	7,950	$0.00	$381,250	$285,938
	2/24/2009	(2)	11,850	$0.00	$568,750	$568,750
	2/24/2009	(2)	15,300	$0.00	$735,000	$918,750
	2/24/2009	(3)					21,285			$39.73	$845,653
	5/8/2009	(4)					35,425			$47.69	$1,689,418
J. P. Palchak	2/24/2009	(1)		$0.00	$338,215	$1,521,168
	2/24/2009	(2)	6,650	$0.00	$318,750	$239,063
	2/24/2009	(2)	7,350	$0.00	$351,250	$351,250
	2/24/2009	(2)	11,450	$0.00	$550,000	$687,500
	2/24/2009	(3)					8,785			$39.73	$349,028
	5/8/2009	(4)					22,925			$47.69	$1,093,293
R. W. Carson	2/24/2009	(1)		$0.00	$510,102	$1,644,000
	2/24/2009	(2)	8,700	$0.00	$416,667	$312,500
	2/24/2009	(2)	10,150	$0.00	$487,500	$487,500
	2/24/2009	(2)	17,700	$0.00	$850,000	$637,500
	2/24/2009	(3)					14,200			$39.73	$564,166
J. E. Sweetnam	2/24/2009	(1)		$0.00	$390,610	$1,757,745
	2/24/2009	(2)	8,850	$0.00	$425,000	$318,750
	2/24/2009	(2)	7,750	$0.00	$372,500	$372,500
	2/24/2009	(2)	11,450	$0.00	$550,000	$687,500
	2/24/2009	(3)					8,785			$39.73	$349,028
	5/8/2009	(4)					22,925			$47.69	$1,093,293

(1)	The amounts shown represent potential payments that were established in February 2009 under our Senior Executive Incentive Plan (the “Senior EIC Plan”) and, with respect to Mr. Palchak and Mr. Sweetnam, the Executive Incentive Compensation Plan (the “EIC Plan”). As described in the Compensation Discussion and Analysis, the Committee established a pool under the Senior EIC plan which was expressed as a percentage of an objective corporate performance measure. A portion of this pool was assigned to each participant, thereby establishing each individual’s maximum award opportunity. The Committee also established threshold, target and maximum CFR and EPS goals for the 2009 EIC plan. Individual award opportunities under the EIC Plan were capped at a percentage of the participant’s target annual incentive opportunity. Subordinate performance objectives which were tied to corporate, business unit and individual performance objectives were also established for each Named Executive Officer. The Committee used the actual levels achievement compared to the corporate and other goals to determine actual incentive award which was $0 for each Named Executive officer.

(2)	The amounts shown represent the potential payments that were originally established for the Extension Grants in February 2009. The Extension Grants were denominated in contingent share units and the number of units awarded as shown is based on the original ESIP target award opportunity that was established for each executive for the 2006-2009, 2007-2010 and 2008-2011 open award periods. The number of contingent share units was determined by dividing the target value of the award for each respective open award period by the average closing price of our common shares over the first 20 trading days of 2009 ($48.09) and rounding up to the nearest 50 shares. The goals related to the Extension Grants that had the potential to be paid in 2009 were not achieved and no Extension Grant awards were paid. The payment of earned Extension Grants (if any) will be delivered in conjunction with the payments for the 2007-2010 and 2008-2011 ESIP awards (if any) in 2011 and 2012, respectively. Extension Grants that have the potential to be paid in 2011 are capped at 100% of target and Extension Grants that have the potential to be paid in 2012 are capped at 125% of target.

(3)	These amounts represent restricted share awards and RSUs granted on February 24, 2009.

(4)	These values represent grants of restricted shares that were awarded upon the cancellation of the award opportunities for the 2009 ESIP. These shares cliff vest on the third anniversary of the date of the grant and are subject to a 200% cap. In the event the fair market value of these shares at the time they vest exceeds 200% of the grant date fair value of the award, only the number of RSUs with a fair market value equal to 200% of each executive’s grant date fair value will vest and the balance of the shares will be forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the Named Executive Officers at year-end 2009. The closing price of our common shares on the last trading day in 2009 ($63.62) was used to determine the market value of the unvested restricted share awards and RSUs shown in column (h).

		Option Awards					Stock Awards
											Equity
				Equity Incentive							Incentive Plan
				Plan Awards: No.						Equity	Awards:
		Number of	Number of	of Securities				Number of	Market Value	Incentive Plan	Market or
		Securities	Securities	Underlying				Shares or	of Shares or	Awards: No. of	Payout Value of
		Underlying	Underlying	Unexercised				Units of	Units of	Unearned Shares,	Unearned Shares,
		Unexercised	Unexercised	Unearned	Option	Option		Stock That	Stock That	Units or Other	Units or Other
		Options	Options (#)	Options	Exercise	Expiration		Have Not	Have Not	Rights That Have	Rights That Have
Name	Grant	(#) Exercisable	Unexercisable	(#)	Price ($)	Date		Vested (#)	Vested ($)	Not Vested (#)	Not Vested ($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	Grant Date	(g)	(h)	(i)	(j)
A. M. Cutler(1)	8/1/2000	46,936			$29.81	8/1/2010	2/22/2005	4,500	$286,290
	2/27/2001	180,000			$36.47	2/27/2011	2/26/2008	17,000	$1,081,540
	2/26/2002	224,000			$40.60	2/26/2012	2/24/2009	18,333	$1,166,345
	2/25/2003	242,000			$34.65	2/25/2013	5/8/2009	91,665	$5,831,727
	2/24/2004	242,000			$59.07	2/24/2014
	2/22/2005	160,800	40,200		$68.22	2/22/2015
	2/21/2006	123,750	41,250		$68.62	2/21/2016
	2/27/2007	70,000	70,000		$80.81	2/27/2017
	2/26/2008	29,675	89,025		$83.13	2/26/2018
R. H. Fearon(2)	4/23/2002	27,896			$42.21	4/23/2012	2/27/2007	9,660	$614,569
	2/25/2003	12,000			$34.65	2/25/2013	2/26/2008	14,500	$922,490
	2/24/2004	44,000			$59.07	2/24/2014	2/24/2009	20,650	$1,313,753
	2/22/2005	34,200			$68.22	2/22/2015	5/8/2009	31,250	$1,988,125
	2/21/2006	30,000	—		$68.62	2/21/2016
	2/27/2007	21,120	10,880		$80.81	2/27/2017
	2/26/2008	11,154	22,646		$83.13	2/26/2018
C. Arnold(3)	2/26/2002	9,202			$40.60	2/26/2012	2/27/2007	4,900	$311,738
	2/24/2004	44,000			$59.07	2/24/2014	2/26/2008	13,300	$846,146
	2/22/2005	34,200			$68.22	2/22/2015	2/24/2009	21,285	$1,354,152
	2/21/2006	30,000	—		$68.62	2/21/2016	5/8/2009	35,425	$2,253,739
	2/27/2007	19,800	10,200		$80.81	2/27/2017
	2/26/2008	10,395	21,105		$83.13	2/26/2018
T. S. Gross(4)	1/2/2003	75,600			$39.68	1/2/2013	2/21/2006	1,200	$76,344
	2/24/2004	28,000			$59.07	2/24/2014	2/27/2007	2,800	$178,136
	2/22/2005	21,000			$68.22	2/22/2015	2/26/2008	6,400	$407,168
	2/21/2006	12,500			$68.62	2/21/2016	2/24/2009	21,285	$1,354,152
	2/27/2007	10,560	5,440		$80.81	2/27/2017	5/8/2009	35,425	$2,253,739
	2/26/2008	5,808	11,792		$83.13	2/26/2018
J. P. Palchak(5)	2/24/2004	15,000			$59.07	2/24/2014	2/21/2006	1,000	$63,620
	2/22/2005	15,500			$68.22	2/22/2015	5/7/2007	2,400	$152,688
	2/21/2006	14,000			$68.62	2/21/2016	2/26/2008	2,400	$152,688
	2/27/2007	10,560	5,440		$80.81	2/27/2017	2/24/2009	8,785	$558,902
	2/26/2008	4,455	9,045		$83.13	2/26/2018	5/8/2009	22,925	$1,458,489
	6/25/2008	3,300	6,700		$88.55	6/25/2018
R. W. Carson(6)	2/26/2002	538			$40.60	2/26/2012
	2/25/2003	41,114			$34.65	2/25/2013
	2/24/2004	44,000			$59.07	2/24/2014
	2/22/2005	34,200			$68.22	2/22/2015
	2/21/2006	30,000			$68.62	2/21/2016
	2/27/2007	30,000			$80.81	2/27/2017
	2/26/2008	25,278			$83.13	2/26/2018
J. E. Sweetnam(6)	2/24/2004	44,000			$59.07	2/24/2014
	2/22/2005	34,200			$68.22	2/22/2015
	2/21/2006	30,000			$68.62	2/21/2016
	2/27/2007	27,000			$80.81	2/27/2017
	2/26/2008	16,368			$83.13	2/26/2018

The following footnotes list the vesting schedule for all unvested equity awards. Each Restricted Share Unit that vests is settled by the payment of one of our common shares.

	Future Vesting Of Stock and Stock Option Awards
			Shares	Shares	Vesting
	Grant Date	Grant Type	Granted	Vesting	Date

(1) A. M. Cutler	2/22/2005	Stock Options	201,000	40,200	2/22/2010
	2/21/2006	Stock Options	165,000	41,250	2/21/2010
	2/27/2007	Stock Options	140,000	35,000	2/27/2010
				35,000	2/27/2011
	2/26/2008	Stock Options	118,700	29,675	2/26/2010
				29,675	2/26/2011
				29,675	2/26/2012
	2/22/2005	Restricted Shares	15,000	4,500	2/22/2010
	2/26/2008	Restricted Shares	17,000	17,000	2/26/2010
	2/24/2009	Restricted Share Units	18,333	4,583	2/24/2010
				4,583	2/24/2011
				4,583	2/24/2012
				4,583	2/24/2013
	5/8/2009	Restricted Share Units	91,665	91,665	5/8/2012

(2) R. H. Fearon	2/27/2007	Stock Options	32,000	10,880	2/27/2010
	2/26/2008	Stock Options	33,800	11,154	2/26/2010
				11,492	2/26/2011
	2/27/2007	Restricted Shares	13,800	4,140	2/27/2010
				5,520	2/27/2011
	2/26/2008	Restricted Shares	10,000	3,000	2/26/2010
				3,000	2/26/2011
				4,000	2/26/2012
	2/26/2008	Restricted Shares	4,500	4,500	2/26/2010
	2/24/2009	Restricted Share Units	6,250	1,562	2/24/2010
				1,563	2/24/2011
				1,562	2/24/2012
				1,563	2/24/2013
	2/24/2009	Restricted Shares	9,400	9,400	2/24/2011
	2/24/2009	Restricted Shares	5,000	1,500	2/24/2011
				1,500	2/24/2012
				2,000	2/24/2013
	5/8/2009	Restricted Share Units	31,250	31,250	5/8/2012

(3) C. Arnold	2/27/2007	Stock Options	30,000	10,200	2/27/2010
	2/26/2008	Stock Options	31,500	10,395	2/26/2010
				10,710	2/26/2011
	2/27/2007	Restricted Shares	7,000	2,100	2/27/2010
				2,800	2/27/2011
	2/26/2008	Restricted Shares	10,000	3,000	2/26/2010
				3,000	2/26/2011
				4,000	2/26/2012
	2/26/2008	Restricted Shares	3,300	3,300	2/26/2010
	2/24/2009	Restricted Shares	14,200	14,200	2/24/2011
	2/24/2009	Restricted Share Units	7,085	1,771	2/24/2010
				1,771	2/24/2011
				1,771	2/24/2012
				1,772	2/24/2013
	5/8/2009	Restricted Share Units	35,425	35,425	5/8/2012

(4) T.S. Gross	2/27/2007	Stock Options	16,000	5,440	2/27/2010
	2/26/2008	Stock Options	17,600	5,808	2/26/2010
				5,984	2/26/2011
	2/21/2006	Restricted Shares	3,000	1,200	2/21/2010
	2/27/2007	Restricted Shares	4,000	1,200	2/27/2010
				1,600	2/27/2011
	2/26/2008	Restricted Shares	2,400	2,400	2/26/2010
	2/26/2008	Restricted Shares	4,000	1,200	2/26/2010
				1,200	2/26/2011
				1,600	2/26/2012
	2/24/2009	Restricted Shares	14,200	14,200	2/24/2011
	2/24/2009	Restricted Share Units	7,085	1,771	2/24/2010
				1,771	2/24/2011
				1,771	2/24/2012
				1,772	2/24/2013
	5/8/2009	Restricted Share Units	35,425	35,425	5/8/2012

(5) J. P. Palchak	2/27/2007	Stock Options	16,000	5,440	2/24/2010
	2/26/2008	Stock Options	13,500	4,455	2/26/2010
				4,590	2/26/2011
	6/25/2008	Stock Options	10,000	3,300	6/25/2010
				3,400	6/25/2011
	2/21/2006	Restricted Shares	2,500	1,000	2/21/2010
	5/7/2007	Restricted Shares	6,000	2,400	5/7/2010
	2/26/2008	Restricted Shares	2,400	2,400	2/26/2010
	2/24/2009	Restricted Shares	4,200	4,200	2/24/2011
	2/24/2009	Restricted Share Units	4,585	1,146	2/24/2010
				1,146	2/24/2011
				1,146	2/24/2012
				1,147	2/24/2013
	5/8/2009	Restricted Share Units	22,925	22,925	5/8/2012

(6)	Messrs. Carson and Sweetnam retired during 2009. Any equity awards that had not previously vested or vested in conjunction with their retirements were forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of stock options and vesting of restricted share awards and RSUs during the year ended December 31, 2009 with respect to the Named Executive Officers. The values reflect (a) in the case of exercised stock options, the difference between the aggregate option exercise price and the market price of the applicable number of our common shares on the date of exercise, and (b) in the case of any restricted share award or RSU that vested during 2009, the per share closing price of our common shares on the vesting date multiplied by the number of shares that vested.

	Option Awards:		Stock Awards:
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
A. M. Cutler	162,170	$4,424,222	21,100	$800,728
R. H. Fearon	0	$0	13,980	$530,308
C. Arnold	0	$0	8,800	$329,482
T. S. Gross	0	$0	3,900	$143,022
J. P. Palchak	0	$0	5,000	$204,935
R. W. Carson	5,348	$76,107	31,296	$1,012,341
J. E. Sweetnam	0	$0	17,830	$800,086

(1)	No amounts realized upon the exercise of options or on the vesting of stock awards are subject to the deferral of receipt.

PENSION BENEFITS

The following table shows the estimated present value of the benefits payable under each of our retirement income plans to each Named Executive Officer. We maintain three basic types of retirement income plans for our U.S. salaried employees: (a) a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula, (b) two defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table) and (c) a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-qualified Retirement Income Plans — Effective January 1, 2003, employees who were then earning benefits under the “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”) under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC benefit formula; or (b) commence earning benefits in an “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”). Salaried employees hired on or after January 1, 2002 automatically earn benefits under the EPPA benefit formula upon becoming eligible for participation in the retirement plan. Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($53,900 for 2009 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (consisting of salary plus annual executive incentive compensation for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest). Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Corporate policies require the Named Executive Officers to retire at age 65. Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with us. This single sum amount is represented as a notional account balance to which is regularly added credits equal to a percentage of his or her eligible compensation (consisting of salary and annual executive incentive compensation) plus interest at a specified rate. The percentage of eligible compensation credited to the participant’s notional account balance varies over his or her career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation in credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Pursuant to the requirements of the Pension Protection Act, beginning with benefit payments on or after April 1, 2009, no more than 50% of a benefit may be paid as a lump sum and the remaining 50% of the benefit must be paid in the form of a monthly annuity. Full lump sum distributions will again become available under the Pension Plan once the Pension Plan’s funded status is at or above 80%. This restriction applies to both the AFAC and EPPA benefit formulas. Under the standard post-retirement surviving spouse option for the AFAC and EPPA benefit formulas, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan (including a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan ($245,000 in 2009)). As permitted under the Internal Revenue Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the applicable pension plan which may exceed those limits to any participant, including the Named Executive Officers, whose benefits are impacted by these provisions.

Limited Eaton Service Supplemental Retirement Income Plan — The Board of Directors has adopted a plan which provides supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive’s average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above). The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans (described above) generally are paid in one of the forms available under the Pension Plans as elected by the participant. Benefits earned after 2004 are paid as single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company.

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
	Plan Name	Service (#)	Benefit ($)	Year ($)
Name(a)	(b)	(c)	(d)	(e)

A. M. Cutler	Pension Plan for Eaton Corporation Employees	34.330	$1,199,651	$0
	DB Restoration Plan	34.330	$14,697,271	$0
	Limited Service Supplemental Plan	34.330	$0	$0
R. H. Fearon	Pension Plan for Eaton Corporation Employees	7.750	$96,635	$0
	DB Restoration Plan	7.750	$328,716	$0
	Limited Service Supplemental Plan	7.750	$1,485,457	$0
C. Arnold	Pension Plan for Eaton Corporation Employees	9.250	$198,887	$0
	DB Restoration Plan	9.250	$709,758	$0
	Limited Service Supplemental Plan	9.250	$429,991	$0
T. Gross	Pension Plan for Eaton Corporation Employees	7.000	$89,650	$0
	DB Restoration Plan	7.000	$207,683	$0
	Limited Service Supplemental Plan	7.000	$1,030,646	$0
J. Palchak	Pension Plan for Eaton Corporation Employees	36.980	$1,455,786	$0
	DB Restoration Plan	36.980	$2,776,157	$0
	Limited Service Supplemental Plan	36.980	$0	$0
R. W. Carson	Pension Plan for Eaton Corporation Employees	10.250	$370,417	$18,306
	DB Restoration Plan	10.250	$418,570	$1,147,267
	Limited Service Supplemental Plan	10.250	$0	$3,225,885
J. E. Sweetnam	Pension Plan for Eaton Corporation Employees	12.090	$379,730	$0
	DB Restoration Plan	12.090	$1,606,053	$0
	Limited Service Supplemental Plan	12.090	$2,208,989	$0

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our annual and long-term cash incentive plans. We offer these plans in order to (a) provide executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring our shares in order to meet our share ownership guidelines and (c) provide an additional form of employment retention. Despite their popularity across our industry, we do not currently provide our executives with a nonqualified defined contribution plan that enables them to defer base salary amounts in excess of Internal Revenue Code limits that restrict such deferrals under our tax-qualified defined contribution plan. The table below includes not only amounts contributed, earned and distributed as deferred compensation in the last fiscal year, but also includes compensation that the Named Executive Officer elected to defer in all prior years. Therefore, the Aggregate Balance at Last Fiscal Year-End (column (f)) contains the total of all contributions and earnings since the Named Executive Officer began deferring compensation. The year in which the Named Executive Officer began deferring compensation is stated in the table immediately below the officer’s name. The plans covered by the Nonqualified Deferred Compensation table, some of which were terminated by action of the Compensation and Organization Committee in February 2010, are as follows:

•	the Deferred Incentive Compensation Plan (the “DIC Plan”),

•	the Deferred Incentive Compensation Plan II (the “DIC Plan II”),

•	the Incentive Compensation Deferral Plan (the “IC Deferral Plan”), and

•	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”).

Annual incentive compensation earned after December 31, 2004 is not eligible for deferral under the DIC Plan. Instead, the DIC Plan II is available for the deferral of this compensation. Incentive compensation earned in 2005 through 2008 that was deferred under the DIC Plan II was credited with earnings in the same manner as the DIC Plan, as described below. However, participants under the DIC Plan II, prior to the beginning of each calendar year, must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The creation of the DIC Plan II and the exclusion of deferrals under the prior plan of incentive awards earned after 2004 were implemented to satisfy the Requirements of Internal Revenue Code Section 409A under the American Jobs Creation Act of 2004 (the “Act”). Similarly, long-term incentive compensation earned after December 31, 2004 is not eligible for deferral under the IC Deferral Plan. Instead, the IC Deferral Plan II is available for the deferral of all or part of this compensation (subject to a minimum deferral requirement). Participants under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, or later if permitted by us in the case of performance-based compensation (as defined in the final regulations under the Act), must elect the method and timing of payment with respect to the incentive compensation to be earned during that award period and that is subject to the deferral election. As was the case with respect to the plans providing for the deferral of annual incentive compensation, these actions taken regarding the deferral of long-term incentive compensation were in response to satisfying the requirements of the Act.

Annual incentive compensation awards earned before 2008 under either plan will have appreciation and earnings accrued on a phantom share basis (as if the deferred amount were invested in our actual common shares with earned dividends re-invested in shares) and, following retirement, account balances will be paid in our actual common shares. Beginning with deferrals of annual incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his or her annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our actual common shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives may also defer compensation under the DIC Plan II on a short-term basis for payment within 5 years or less (short-term deferrals were also available under the DIC Plan for compensation earned prior to 2005).

When an executive elects to defer a long-term incentive award under the IC Deferral Plan II for payment at or following his or her retirement, earnings on a minimum of 50% of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on 10-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid in our actual common shares.

In amending our deferral plans to comply with the final regulations under the Act, and taking into account the transition relief offered under the final regulations, the Compensation and Organization Committee of the Board of Directors approved amendments to those of our deferral plans that are subject to the Act to allow our executives to change the time of payment on deferral elections made by them for incentive compensation earned from 2005 through 2008. As a result of these elections, any payments made to the Named Executive Officers beginning in 2008 or later will be shown in the Nonqualified Deferred Compensation Table for the year or years in which paid.

Incentive compensation deferred pursuant to our deferral plans is unsecured, subject to the claims of our creditors and is exposed to the risk of our non-payment. As of December 31, 2009, a grantor trust that we previously established held approximately $808,350 of marketable securities and 405,107 of our common shares in connection with deferred incentive compensation earned by our executives prior to 2005. The trust assets, which are subject to the claims of our creditors, will be used to pay those obligations in proportion to trust funding. The trust terms call for us to provide full funding upon a change of control of the Company and for accelerated lump sum or installment payments upon a failure by us to pay amounts due under the plans or upon a termination of employment in the context of a change of control. No comparable trust arrangements currently are in place with respect to incentive compensation deferred after 2004.

On February 10, 2010, the Committee approved the termination of the DIC Plan and the IC Deferral Plan with respect to all participant accounts, including those for our current Named Executive Officers, except for certain accounts under the DIC Plan that contain deferrals for the years 1986 through 1989. The excluded accounts earn fixed interest rates based on market rates and individual mortality assumptions in effect at the time of the deferrals.

The amounts credited to the terminated accounts will be distributed in 2010 to the participants in a single sum consisting of cash and/or our common shares, depending upon the type of investments applicable to the accounts. It is expected that most of the assets held in the trust described above will be distributed to participants in connection with the termination of the plans. The distributions are taxable to the participants upon receipt. The Non-Qualified Deferred Compensation Table in our 2011 Proxy Statement will reflect these distributions. All amounts deferred under the DIC Plan and IC Deferral Plan have always been fully vested.

				Aggregate		Aggregate
		Executive	Registrant	Earnings in	Aggregate	Balance at
		Contributions in	Contributions in	Last Fiscal	Withdrawals/	Last Fiscal
Name		Last Fiscal Year(1)	Last Fiscal Year	Year(1)	Distributions	Year End
(a)	Plan Name	(b)	(c)	(d)	(e)	(f)

A. M. Cutler	DIC Plan	$0	$0	$3,788,094	$0	$14,865,669
(First year of deferral: 1983)	IC Deferral Plan	$0	$0	$3,184,450	$0	$19,884,554
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$3,667,500	$0	$51,790	$3,719,290	$0

	Subtotal	$3,667,500	$0	$7,024,334	$3,719,290	$34,750,223

R. H. Fearon	DIC Plan	$0	$0	$415,032	$0	$1,591,085
(First year of deferral: 2002)	IC Deferral Plan	$0	$0	$297,260	$0	$1,989,408
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$1,075,800	$0	$15,191	$1,090,991	$0

	Subtotal	$1,075,800	$0	$727,483	$1,090,991	$3,580,493

C. Arnold	DIC Plan	$0	$0	$446,164	$0	$1,710,432
(First year of deferral: 2001)	IC Deferral Plan	$0	$0	$230,105	$0	$1,443,058
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0

	Subtotal	$0	$0	$676,269	$0	$3,153,490

T. S. Gross	DIC Plan	$0	$0	$0	$0	$0
(First year of deferral: 2005)	IC Deferral Plan	$0	$0	$70,386	$0	$481,300
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0

	Subtotal	$0	$0	$70,386	$0	$481,300

J. P. Palchak	DIC Plan	$0	$0	$640,860	$0	$2,456,829
(First year of deferral: 1995)	IC Deferral Plan	$0	$0	$174,464	$0	$1,052,085
	DIC Plan II	$0	$0	$43,920	$0	$168,372
	IC Deferral Plan II	$0	$0	$0	$0	$0

	Subtotal	$0	$0	$859,244	$0	$3,677,286

R. W. Carson	DIC Plan	$0	$0	$718,467	$2,989,589	$0
(First year of deferral: 2000)	IC Deferral Plan	$0	$0	$332,938	$0	$2,080,227
	DIC Plan II	$0	$0	$0	$0	$0
	IC Deferral Plan II	$0	$0	$0	$0	$0

	Subtotal	$0	$0	$1,051,405	$2,989,589	$2,080,227

J. E. Sweetnam	DIC Plan	$0	$0	$173,742	$0	$666,065
(First year of deferral: 1998)	IC Deferral Plan	$0	$0	$30,099	$0	$175,310
	DIC Plan II	$77,094	$0	$4,820	$0	$81,914
	IC Deferral Plan II	$0	$0	$0	$0	$0

	Subtotal	$77,094	$0	$208,661	$0	$923,289

(1)	The amounts reported in the Aggregate Earnings in Last Fiscal Year are also reported in column (h) of the Summary Compensation Table, to the extent such earnings exceed 120% of the applicable federal rate.

POTENTIAL PAYMENTS UPON TERMINATION

A Named Executive Officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or typical practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the change of control agreements previously discussed and standard severance benefits available to employees) that would require any payment to a Named Executive Officer in the event of a termination of his or her employment. Instead, the Compensation and Organization Committee of our Board of Directors exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration including the reasons for the termination and the individual executive’s personal circumstances. The Committee believes that it is in the interest of the Company and our shareholders to insure that a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-compete, non-disparagement and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent with our overall philosophy for compensating all employees. These practices are consistent with our peer companies and are a competitive necessity if we are to maintain our long-standing policy of not providing individual employment contracts to our executives.

For each of the termination of employment scenarios described below, the estimated potential payments and benefits that might be received by each Named Executive Officer are displayed in the table that immediately follows that description.

Background and Basic Assumptions

In the sections below, we discuss five termination of employment scenarios which include: (a) Voluntary Resignation or a Termination for Cause; (b) Normal and Early Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. Messrs. Carson and Sweetnam are not included in the following scenarios because they retired during 2009 and the potential payments reported below assume a December 31, 2009 employment termination date.

The following key principles and assumptions apply to these disclosures:

•	We have assumed that each of the Named Executive Officers, other than Messrs. Carson and Sweetnam, terminated employment with us under each of the scenarios on December 31, 2009, and that each officer was eligible for the severance payments and benefit arrangements based on his or her compensation and years of service as of that date.

•	Assuming an executive terminated employment with us on December 31, 2009, he or she would be eligible for a full award under the annual incentive plan for the year ending December 31, 2009 and a full award under a long-term incentive plan for the four-year period ending December 31, 2009. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following sections because they do not represent a severance or other payment that is triggered by employment termination.

•	We maintain a Severance Benefit Plan in which each of the Named Executive Officers participates along with all of our United States salaried and non-union employees. We generally pay benefits under this Plan only in the case of an involuntary termination of employment. We calculate these benefits based on the length of service with us from the most recent date of hire. The maximum severance payment equals one (1) year of base salary plus continuation of health and welfare benefits for six (6) months. Currently, Messrs. Cutler and Palchak are the only Named Executive Officers who have sufficient service to be eligible for severance at this maximum level. However, the severance payment that we would expect to provide to a Named

Executive Officer under the scenarios described below would be made in lieu of any benefit under these standard severance arrangements.

•	To the extent the Committee would decide that a terminating executive is eligible for pro-rated participation in one or more of the open four-year award periods under our long-term incentive plans, the estimated prorated awards shown below reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s assumed termination date as a percentage of the total 48-month award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the Named Executive Officers below as a lump sum amount, except in the case of a payment with respect to a termination in connection with a change of control, our actual practice would be to make the pro-rated payments to executives at the end of each of the four-year award periods once actual performance under the plan is known.

•	Under the terms of our standard form of stock option, restricted share and RSU grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. In connection with employment termination other than in the context of a change of control of the Company, the Committee has the discretion to determine whether or not to accelerate vesting for these awards. To the extent the Committee would decide to accelerate the vesting dates of any unvested stock options, restricted shares or RSUs for a terminating executive under any of the other scenarios described below, the accelerated stock options are valued at an amount per share equal to the difference between $63.62 (which is the closing price per our common share on the last trading day in 2009) and the exercise price per share for each accelerated option grant. The accelerated restricted shares and RSUs are valued at this same $63.62 share value.

•	Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration or other enhancements with respect to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios described below. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and nonqualified retirement income plans), (b) health and welfare plans (including postretirement medical and life insurance coverage), (c) any vested and accrued vacation and (d) any amounts credited to the executive’s accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.

•	In the termination scenarios described below, we expect that the Committee would provide the executive (or, in the case of death, a surviving spouse, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for a period of time which would include the year following the year of his or her termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amounts reimbursed to each Named Executive Officer during 2009.

Voluntary Resignation or a Termination for Cause

Executives are not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances and vested qualified and non-qualified retirement income, if they voluntarily resign when not yet eligible for retirement or if their employment with us is terminated for cause.

Normal and Early Retirement

Each Named Executive Officer is subject to mandatory retirement at age 65 and is eligible to elect voluntary retirement after having attained age 55 with ten or more years of service. Consistent with the policy applied to non-executive employees, in the event we involuntarily terminate an officer after the officer attained age 50 with ten or more years of service, he or she would also be treated as a retiree under the programs described below.

Messrs. Cutler and Palchak are the only Named Executive Officers who would have the age and Company service necessary for retirement. Therefore, a projected termination benefit is shown only for these two officers. In this scenario, it is also likely that the Committee would exercise its discretion to provide the retiring executive with the following:

•	pro-rated eligibility in the open four-year award periods under our long-term incentive plan;

•	accelerated vesting of the then unvested stock options and (if applicable) restricted shares and RSUs that would have otherwise vested in the year following the year in which the executive retires; and

•	reimbursement for the costs of income tax return preparation and estate and financial planning assistance for a period that includes the year following the year in which the executive retires.

These amounts are shown for each Named Executive Officer in the following table:

			Tax
	Pro-Rated	Accelerated	Preparation
	Long-Term	Equity	and Financial	Scenario
Name	Incentive	Values	Counseling	Total

A. M. Cutler	$2,003,696	$1,659,400	$15,300	$3,678,396
R. H. Fearon	$0	$0	$0	$0
C. Arnold	$0	$0	$0	$0
T. S. Gross	$0	$0	$0	$0
J. P. Palchak	$468,613	$441,905	$4,600	$915,118

Involuntary Termination — Not for Cause

In the event of an involuntary termination (not for cause), the Committee would typically provide a Named Executive Officer with the following:

•	two times the total of his or her base salary and target incentive award under our annual incentive plan; and

•	pro-rated eligibility in any open four-year award periods under our long-term incentive plans in which the officer had participated for at least twenty-four (24) months as of the termination date, and executive outplacement benefits.

In the case of the involuntary termination of an officer who is in a position below the level of a direct report to the Chairman and Chief Executive Officer, the officer would receive, if approved by the Committee, the total of his or her annual base salary and target incentive award under the annual incentive plan as the basic severance amount along with pro-rated eligibility in any open awards under our long-term incentive plans and outplacement benefits. These amounts are shown for each Named Executive Officer in the table below. An officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive, in addition to the severance payment noted in this paragraph, the other pay and benefits outlined under “Normal and Early Retirement.”

				Outplacement,
	Base and			Tax
	Annual	Pro-Rated		Preparation
	Incentive	Long-Term	Accelerated	and Financial	Scenario
Name	Severance	Incentive	Equity Values	Counseling	Total

A. M. Cutler	$4,945,860	$2,003,696	$1,659,400	$33,300	$8,642,256
R. H. Fearon	$2,241,648	$690,838	$0	$18,000	$2,950,486
C. Arnold	$2,311,686	$804,156	$0	$18,000	$3,133,842
T. S. Gross	$2,220,000	$700,129	$0	$18,000	$2,938,129
J. P. Palchak	$1,566,470	$468,613	$441,905	$22,600	$2,499,588

Change of Control

Another scenario under which a Named Executive Officer may leave our employ is through a qualifying termination in connection with a change of control of the Company. We have entered into agreements with each of our officers, including the Named Executive Officers, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted above in “Background and Basic Assumptions,” under the terms of our standard form of stock option and restricted share grant agreements, in the case of a change of control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated. The change of control agreements that we have with our officers contain the following key provisions:

•	The agreement first becomes effective upon a change of control of the Company.

•	For an employment period of three years following the change of control, the agreement protects the executive officer from certain changes to his or her employment, position, duties, compensation and benefits.

•	If, during this three-year employment period, the successor company terminates the executive officer’s employment other than for “Cause” or “Disability” or if the executive terminates his or her employment for “Good Reason” (as these terms are defined in the agreements), the executive would receive:

a. A lump sum cash payment equal to the aggregate of (a) any earned but as yet unpaid base salary and annual and four-year incentive awards for completed incentive award periods, (b) a prorated portion of his or her target incentive opportunity for any open award periods under the four-year plan and (c) the executive’s annual base salary and target incentive opportunity under the annual plan multiplied by the lesser of three years or the number of years remaining until the executive’s 65th birthday; and

b. Continued health and welfare benefits as if the executive’s employment had not been terminated for a period equal to the lesser of two years or the number of years remaining until the executive’s 65th birthday.

c. To the extent that any payments under the change of control agreements are deferred compensation and the executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment.

As is common practice with such agreements, these payments and benefits would not be subject to any requirement that the officer seek other employment or any other form of mitigation.

•	We would pay the officer’s legal fees if he or she needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by us.

•	In the event that any payment or distribution by us under the agreement would be subject to any excise tax under Internal Revenue Service regulations, we would pay the officer a gross-up payment (as described below) that would cover the excise tax obligation and any related interest and penalties.

U.S. tax law imposes a 20% excise tax on certain compensation that is contingent on a change of control of the Company (“contingent compensation”). Although each executive is personally responsible for regular federal, state and local income tax and FICA obligations on this compensation, as is common practice with such agreements, we have agreed to provide the Named Executive Officers and other officers with full tax protection from liability for the 20% excise tax. An excess parachute payment is triggered if contingent compensation exceeds 300% of the officer’s average annualized Form W-2 compensation for the five-year period preceding the year of the change of control. If an excess parachute payment occurs, the excise tax applies to the contingent compensation that exceeds 100% of the officer’s five year average compensation as described above. If the excise tax applies, the amount of tax protection is calculated using a “gross up” formula that computes a total payment to the officer that (1) reimburses the excise tax liability on the initial excess parachute payment, and (2) reimburses any additional income, FICA and excise tax liability on the “gross up” amount. The effect of the tax protection payment is to ensure that the affected officer receives the same after-tax payments and benefit values that the officer would have received had there been no excise tax. The tax protection payment, if any, is calculated using the following assumptions:

•	the officer’s employment is terminated on December 31, 2009 (1) by us for reasons other than “cause” (that is, willful and continued failure to perform executive duties, or willful illegal conduct or gross misconduct materially injurious to us), or (2) by the officer for “good reason” (that is, the assignment of any duties inconsistent with the officer’s position, authority or responsibility and any other action that results in the diminution of such position, authority or responsibility);

•	all stock options, restricted shares and restricted share units are cashed out at a value per share of $63.62 (the closing price of an Eaton common share on the last trading day of 2009);

•	the tax rates applicable to the officer are: Internal Revenue Code Section 4999 excise tax rate of 20%, FICA (Medicare) tax rate of 1.45%, marginal federal income tax rate of 35% and the top marginal state and local income tax rates (net of federal tax effects) in force at the location of the Named Executive Officer’s principal place of employment on December 31, 2009;

•	the discount rates used to compute the present value of accelerated payouts or accelerated vesting are determined by the Internal Revenue Service (120% of the applicable federal rates compounded semi-annually for December 2009 as referenced in Table 1 of Revenue Ruling 2009-38); and

•	potential exceptions that may apply in calculating the excess parachute payment are not taken into account, such as amounts attributed to (1) reasonable compensation, or (2) the execution by the officer of a non-competition agreement.

Based on the foregoing assumptions, the estimated amounts payable to each Named Executive Officer upon a termination of employment in connection with a change of control of the Company are shown in the table below.

				Benefit
				Continuation,
				Outplacement,
	Base and			Tax
	Annual	Pro-Rated		Preparation
	Incentive	Long-Term	Accelerated	and Financial	Tax	Scenario
Name	Severance	Incentive	Equity Values	Counseling	Protection	Total

A. M. Cutler	$8,357,928	$2,003,696	$8,365,903	$86,377	$0	$18,813,904
R. H. Fearon	$3,631,470	$690,838	$4,838,937	$64,280	$0	$9,225,525
C. Arnold	$3,706,507	$804,156	$4,765,774	$55,967	$0	$9,332,404
T. S. Gross	$3,559,500	$700,129	$4,269,538	$56,348	$0	$8,585,515
J. P. Palchak	$2,420,731	$468,613	$2,386,386	$52,550	$0	$5,328,280

Death or Disability:

In the event of the death or disability of a Named Executive Officer, it would be expected that the Committee would use its discretion to provide the executive or the estate, whichever is appropriate, with the following:

•	pro-rated payments for any open four-year award periods under our long-term incentive plan, and

•	accelerated vesting of the then unvested stock options and restricted shares.

These amounts are shown for each Named Executive Officer in the following table:

			Outplacement,
			Tax
	Pro-Rated	Accelerated	Preparation
	Long-Term	Equity	and Financial
Name	Incentive	Values	Counseling	Scenario Total

A. M. Cutler	$2,003,696	$8,365,903	$15,300	$10,384,899
R. H. Fearon	$690,838	$4,838,937	$8,950	$5,538,725
C. Arnold	$804,156	$4,765,774	$4,750	$5,574,680
T. S. Gross	$700,129	$4,269,538	$0	$4,969,667
J. P. Palchak	$468,613	$2,386,386	$4,600	$2,859,599

DIRECTOR COMPENSATION

Compensation of Directors — Employee directors are not compensated for their services as directors. For 2009, non-employee directors received an annual retainer of $68,000. The Chairs of Board Committees each received an additional annual retainer as follows: Audit Committee, $30,000; Compensation and Organization Committee, $30,000; Finance Committee, $10,000; and Governance Committee, $15,000. Non-employee directors also received a fee of $2,000 for each Board, Board Committee or shareholder meeting attended and for attending any special presentation on days when the Board does not meet. Non-employee directors may defer payment of their fees as described in footnote (3) to the table below.

Under our 2009 Stock Plan as approved by our shareholders, a person who on the grant date (as defined below) is serving as a non-employee director automatically will be granted a number of restricted shares equal to the quotient resulting from dividing (1) the annual retainer in effect on the grant date, by (ii) the closing price of our common shares on the New York Stock Exchange on the Monday immediately preceding to the grant date, or if that date is not a trading day on the New York Stock Exchange, the trading day immediately preceding that Monday. The grant date is the fourth

Wednesday of each January. Non-employee director restricted shares vest and are subject to other terms and conditions as determined by the Governance Committee. No additional stock options or other awards may be granted to our non-employee directors pursuant to any of our other stock plans.

Prior to December 21, 2009, non-employee directors who were first elected to the Board prior to 1996 and who had at least five years of Board service were eligible to receive an annual benefit under the Eaton Corporation Retirement Plan for Non-Employee Directors (the “Plan”) upon leaving the Board. Of the current directors, Messrs.: Green, Miller, Pelson, and Tooker met this criteria. The Plan provided for eligible directors to receive an annual benefit equal to the annual retainer in effect at the time the director left the Board. The annual benefit was to be paid for the lesser of 10 years or life. Directors who were first elected in 1996 or later were not eligible to receive this benefit.

In December 2009, in a meeting that did not include the four eligible members named above, the Board determined that it was appropriate to amend the Plan to comply with Section 409A of the American Jobs Creation Act of 2004, but only with respect to benefits accrued after December 31, 2004. The Board adopted the Plan amendment and also determined it was in the best interest of the Company to terminate the Plan with regard to non-employee director participants who had not yet retired from the Board and to distribute to each active participant an actuarially determined benefit in the form of a lump sum in cash. The Plan participants who had previously retired from the Board and who currently are owed installment payments will be paid those installments on the dates originally established under the Plan.

Former non-employee directors retain the following benefits during retirement: (i) group term life insurance, with coverage reduced to $33,333; (ii) eligibility for medical (but not dental) coverage; and depending upon length of Board service and age at retirement (iii) the right to exercise stock options until the tenth anniversary of their grant dates. Current and retired non-employee directors are entitled to participate in our gift matching program that is available to all current and retired employees. Under this program we match contributions to qualified charitable organizations dollar-for-dollar up to a maximum of $5,000 in any calendar year.

The table below sets forth the compensation and benefit programs applicable to our current non-employee directors for 2009. All of our directors in 2009 qualify as independent under the criteria adopted by the Board and the New York Stock Exchange with the exception of Mr. Cutler, who is the only employee director. As an employee, Mr. Cutler does not participate in any of the following compensation and benefit arrangements. Todd M. Bluedorn was elected to the Board in January 2010 and did not receive any compensation from us in 2009; therefore, he is not included in the following table.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash(1)	Awards(2)	Awards	Compensation	Earnings(3)	Compensation(4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. M. Connor	$106,560	$69,341	$0	$0	$0	$3,248	$179,149
M. J. Critelli	$106,560	$69,341	$0	$0	$0	$3,248	$179,149
C. E. Golden	$140,560	$69,341	$0	$0	$0	$3,248	$213,149
E. Green	$112,560	$69,341	$0	$0	$268	$3,248	$185,149
A. E. Johnson	$110,560	$69,341	$0	$0	$0	$3,248	$183,149
N. C. Lautenbach	$125,560	$69,341	$0	$0	$0	$3,248	$198,149
D. L. McCoy	$134,560	$69,341	$0	$0	$0	$3,248	$207,149
J. R. Miller	$106,560	$69,341	$0	$0	$1,589	$3,248	$179,149
G. R. Page	$114,560	$69,341	$0	$0	$841	$3,248	$187,149
V. A. Pelson	$114,560	$69,341	$0	$0	$463	$3,248	$187,149
G. L. Tooker	$112,560	$69,341	$0	$0	$63	$3,248	$185,149

(1)	Reported in the Fees Earned or Paid in Cash column (b) is the total of the annual retainer, the Committee Chair Retainer, if applicable, and meeting attendance fees for attendance at meetings of the Board, Board Committees and shareholders meetings and at special presentations to the directors on days when the Board does not meet. The Annual Retainer for all non-employee directors was $68,000 in 2009. Mr. Lautenbach received $15,000 for his service as Governance Committee Chair, Mr. Page received $10,000 for his service as the Finance Committee Chair, Mr. Golden received $30,000 for his service as Audit Committee Chair and Ms. McCoy received $30,000 for her service as Compensation and Organization Committee Chair. To be consistent with the our cost-saving initiative and in recognition of the unpaid leaves of absence taken by our employees, the Board elected in October 2009 to reduce the portion of the annual retainer related to the third and fourth quarters. This resulted in approximately an 8% reduction of the annual retainer for full year 2009.

(2)	Reported in the Stock Awards column (c) is the grant date present value of restricted shares awarded to the directors on January 28, 2009. The grant date present value is calculated by multiplying the number of shares granted by the closing price of our common shares on the Monday preceding the grant date ($45.41). Each non-employee director received a grant of 1,527 restricted shares.

(3)	Amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (f) are reflective only of the latter. There is no pension plan in place for non-employee directors. Non-employee directors first elected before 1996 may defer payment of their annual fees, up to $30,000 per year, at an interest rate specified in their deferred compensation agreements. The rate of interest is based upon the number of years from the date of the director’s initial election until the first annual meeting to be held following the director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns.

(4)	For non-employee directors who were initially elected to the Board before 2008, we provide access to certain Health and Welfare benefit arrangements, which include $100,000 of group term life insurance and participation in medical and dental coverage designed to mirror the benefits provided to our employees or (as applicable) retirees. In 2009, no director elected to participate in either the medical or dental plans. Our contributions in 2009 for the group term life insurance and travel accident insurance for the loss of life or limb while traveling on our business for each director was $194. This column also includes dividends paid to each Director based on the number of unvested restricted shares he or she held.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP as Eaton’s independent auditor to conduct the annual audit of Eaton’s books and records for 2010. The submittal of this matter to the shareholders at the annual meeting is not required by law or by our Amended Regulations. This matter is nevertheless being submitted to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of our outstanding shares, the Audit Committee intends to reconsider its appointment of Ernst & Young LLP as independent auditor.

A representative of Ernst & Young LLP will be present at the annual meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

3. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our common shares as of the most recent practicable date.

Name and Address of	Number of		Percent
Beneficial Owner	Common Shares		of Class

Blackrock Inc.	10,887,782	(1)	6.57%
40 East 52nd Street New York, NY 10022

(1)	Blackrock Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated January 29, 2010, which reports the beneficial ownership of 10,887,782 common shares by it and certain affiliated entities and individuals. As reported in the Schedule 13G, Blackrock Inc. and such affiliated entities and individuals have sole voting power with respect to 10,887,782 common shares and have sole power to dispose or to direct the disposition of 10,887,782 common shares.

Employee benefit plans of the Company and its subsidiaries on December 31, 2009 held 9,183,162 common shares for the benefit of participating employees, or approximately 5.54% of common shares outstanding.

The following table shows the beneficial ownership, reported to us as of December 31, 2009, of our common shares by each director, each Named Executive Officer and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans. Todd M. Bluedorn, who was elected by the Board on January 27, 2010 and is standing for reelection at the annual shareholders meeting, owns 1,053 shares.

					Total Number of
					Shares and
	Number of Shares		Percent of	Deferred Share	Deferred Share
Name of Beneficial Owner	Owned(1,2)		Class(3)	Units(4)	Units

C. Arnold	208,743	(5)		37,994	246,737
R. W. Carson	237,725			16,231	253,956
C.M. Connor	35,511			6,512	42,023
M. J. Critelli	56,140			0	56,140
A. M. Cutler	1,614,098	(5,6)		378,175	1,992,272
R. H. Fearon	281,381	(5)		38,803	320,184
C.E. Golden	15,252			2,176	17,428
E. Green	66,178			6,258	72,436
T.S. Gross	200,545	(5)		3,237	203,782
A.E. Johnson	2,580			0	2,580
N. C. Lautenbach	62,256	(6)		26,816	89,072
D. L. McCoy	54,673			11,385	66,058
J. R. Miller	49,282			0	49,282
G. R. Page	30,722			3,560	34,282
J.P. Palchak	79,189	(5)		49,818	129,007
V. A. Pelson	33,424			11,683	45,107
J.E. Sweetnam	166,503	(5)		11,964	178,467
G.L. Tooker	37,196	(6)		7,095	44,291
All directors and executive officers as a group	3,613,483		2.5%	626,549	4,240,031

(1)	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2)	Includes shares which the person has the right to acquire within 60 days after December 31, 2009 upon the exercise of outstanding stock options as follows: C. Arnold, 147,597; R.W. Carson, 205,131; C.M. Connor, 32,954, M.J. Critelli, 28,613; A.M. Cutler, 1,319,161; R.H. Fearon, 180,370; C.E. Golden, 13,225, E. Green, 17,695; T.S. Gross, 153,468; N.C. Lautenbach, 33,645; D.L. McCoy, 38,623, J.R. Miller, 33,645, G.R. Page, 27,695; J.P. Palchak, 62,816, V.A. Pelson, 28,855; J.E. Sweetnam, 151,568; G.L. Tooker, 17,695; and all directors and executive officers as a group, 2,760,460 shares.

(3)	Each of the individuals listed holds less than 1% of our outstanding common shares.

(4)	For description of these units, see page 56 under “Director Compensation” and page 29 under “Long-Term Cash Incentive Plan” within the Compensation Discussion and Analysis.

(5)	Includes shares held under the Eaton Savings Plan as of December 31, 2009.

(6)	Includes shares held jointly or in other capacities, such as by trust or spouse.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2009 relating to our equity compensation plans pursuant to which grants of options, restricted shares, deferred compensation units or other rights to acquire our common shares may be granted from time to time.

(C)
Number of
Securities
Remaining
Available
	(A)				for Future
	Number of		(B)		Issuance
	Securities to be		Weighted-		Under Equity
	Issued Upon		Average		Compensation
	Exercise of		Exercise Price		Plans
	Outstanding		of Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants		Warrants		Reflected in
Plan Category	and Rights		and Rights		Column (A))

Equity compensation plans approved by security holders(1)	13,024,633	(3)	$64.37	(5)	7,540,694

Equity compensation plans not approved by security holders(2)	1,375,055	(4)	N/A		N/A

Total	14,399,688		$64.37	(5)

(1)	These plans are the 2009 Stock Plan and the Incentive Compensation Deferral Plan.

(2)	These plans are the 2005 Non-Employee Director Fee Deferral Plan, the 1996 Non-Employee Director Fee Deferral Plan, the Deferred Incentive Compensation Plan, the Deferred Incentive Compensation Plan II and the Incentive Compensation Deferral Plan II which are not considered “equity compensation plans” requiring shareholder approval under the rules of the New York Stock Exchange. For a description of these plans, please see “Nonqualified Deferred Compensation” beginning on page 48 and “Director Compensation” beginning on page 56.

(3)	Includes an aggregate of 10,530,412 stock options with a weighted average price of $64.37 and a weighted average remaining life of 5.4 years. In addition, includes an aggregate of 595,802 restricted shares and 1,477,614 restricted share units and 420,805 shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the Incentive Compensation Deferral Plan.

(4)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the deferral plans listed in footnote (2) above.

(5)	The weighted average exercise price of outstanding stock options excludes restricted shares and deferred compensation phantom share units because they have no exercise price.

As described under “Nonqualified Deferred Compensation” beginning on page 48, executives may elect to defer receipt of their earned cash bonuses under the annual or long-term incentive plans. These deferred amounts are invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II, the Incentive Compensation Deferral Plan or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our Stock Plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or the 1996 Non-Employee Director Fee Deferral Plan. We do not provide any share or cash match with respect to the directors fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our Stock Plans. Because the amount of these cash bonuses and directors fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of SFAS 123(R). Please see the disclosure on page 50 concerning the termination of certain of these deferral plans.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. We assist our directors and officers by completing and filing these reports electronically on their behalf. We believe that our directors and officers timely complied with all such filing requirements with respect to 2009, except that due to administrative errors by our staff, Form 4 reports were filed one day late with respect to withholding by the Company of shares to pay applicable income taxes upon a single vesting of restricted shares for the following executive officers: A.M. Cutler, 1,438 shares; C. Arnold, 1,008 shares; R.H. Fearon, 2,102 shares; T.S. Gross, 217 shares; and M.M. McGuire, 229 shares.

Future Shareholder Proposals — Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 2011 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, by November 19, 2010. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2011 annual shareholders meeting must be received by the Corporate Secretary at the address listed above by February 2, 2011. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

Householding — Unless you advised otherwise, if you and other residents at your mailing address share the same last name and own Eaton common shares, we delivered a single copy of the Proxy Statement and 2009 Annual Report to Shareholders to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and 2009 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, Attention: Corporate Secretary. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton common shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address.

By order of the Board of Directors

Thomas E. Moran
Senior Vice President and
Secretary

March 19, 2010

APPENDIX A

EATON CORPORATION
BOARD OF DIRECTORS GOVERNANCE POLICIES

I.	BOARD ORGANIZATION AND COMPOSITION

A. Size and Structure of Board. The size of the Board should be in the range of 8-15. Only one Director should be an employee of the Company. The Board believes that it is desirable for the Company’s Board to be divided into three approximately equal classes, one of which is elected each year, since this structure assures continuity and has worked well historically.

B. Director Independence. Except for any Director who is a Company employee, all Directors should be independent. A Director will be considered independent if the Director meets the criteria set forth in the independence standards of the New York Stock Exchange and the independence criteria adopted by the Company’s Board of Directors.

C. Director Tenure. Toward the end of a Director’s term, the Board of Directors, with the advice of the Governance Committee, reviews the Director’s candidacy for re-election. In advising the Board, the Governance Committee considers, among other things, (i) the results of a peer review of the Director’s performance by all other outside Directors, (ii) self-evaluation by the Director, (iii) input by the Chairman and Chief Executive Officer relating to the Director’s performance, (iv) input by the Chair of each Board Committee on which the Director serves and (v) the Governance Committee’s assessment of the Director’s skills, talents, competencies and experience in comparison with the Company’s strategy and the anticipated needs of the Board. There is no limit to the number of terms a Director may serve. However, the Board’s retirement policy calls for each outside Director to retire at the Annual Shareholders Meeting following the Director’s 72nd birthday and for the Chairman and Chief Executive Officer to retire from the Board when he or she retires as an employee, no later than the end of the month in which he or she reaches age 65. Directors who retire from their employment, change their employment or occupation, or otherwise make a material change in their non-Eaton responsibilities should tender their resignation from the Board of Directors. The Board, with the advice of the Governance Committee, will then decide whether to accept the resignation.

D. Membership on Other Boards. Each Director is responsible to notify the Chair of the Governance Committee before accepting invitations to join other Boards of Directors. The Governance Committee then determines whether there would be any potential concerns with the Director’s doing so. One purpose of this policy is to avoid actual or potential conflicts of interest or the appearance of conflicts of interest. Appropriate legal advice will be obtained as necessary. Another purpose of this policy is to insure that Directors do not have an excessive number of Board assignments that would put the Directors’ effectiveness at risk. Directors who are Chief Executive Officers of publicly-held companies may serve on a maximum of three public company Boards, including the Company’s Board. Other Directors may serve on a maximum of six public company Boards, including the Company’s Board.

E. New Directors. Director candidates will be selected on the basis of their ability to make contributions to the Board of Directors and to the Company’s governance activities. Among the most salient strengths to be considered are personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. In deciding upon Director candidates to recommend to the Board, the Governance Committee compares each candidate’s skills, talents, competencies and experience to the Company’s strategy and the anticipated needs of the Board. The Committee takes into account input from all Directors in the review of Director candidates. The initial screening of Director candidates is conducted by the Chair of the Governance Committee in consultation with the Chairman and Chief Executive Officer. The Governance Committee then identifies the recommended candidate for possible approval by the Board of Directors.

F. The Positions of Chairman and Chief Executive Officer. Our Board recognizes that the determination of the leadership structure for the Company is a critical decision. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by the same person. The Board believes that this structure provides the most efficient and effective leadership model for the Company at the present time. The Board will evaluate this leadership structure periodically, including when a new Chief Executive Officer is elected.

G. Lead Director. The Board has an independent Lead Director. The primary responsibilities of the Lead Director are described in the Company’s annual proxy statement.

II.	COMMITTEE COMPOSITION AND LEADERSHIP

A. Membership of Committees. All Board Committees are comprised entirely of outside independent Directors, except for the Executive Committee, which is chaired by the Chairman and Chief Executive Officer.

B. Rotation of Committee Memberships and Chairs. In order to assure that each Director has a broad exposure to the work of the various Board Committees, and at the same time to provide for continuity in the membership of each Committee, the Board has adopted the practice of rotating each outside Director’s Committee assignments approximately every four to six years, except that, for continuity, Committee Chairs normally continue on their Committees for up to ten years. The Director who will become the Chair of a Committee should be selected from among the current members of the Committee and should be designated at least one year in advance in order to permit adequate preparation time and a smooth transition.

C. Committee Descriptions. Committees of the Board include: the Audit Committee, Compensation and Organization Committee, Finance Committee and Governance Committee. The responsibilities and membership of these Committees are described in their charters, which are published in the Company’s annual proxy statement and posted on its web site. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee is chaired by the Chairman and Chief Executive Officer. Each of the non-employee Directors serve rotating four-month terms on the Committee.

III.	PERFORMANCE ASSESSMENT AND SUCCESSION PLANNING

A. Board and Committee Assessments. Performance self-assessments are conducted annually by the Board and the Audit, Compensation and Organization, Finance and Governance Committees.

B. Outside Director Performance Assessment. A thorough performance assessment of each outside Director is conducted when the Director is considered for re-election as described in Section I (c) of these Policies.

C. Chairman and Chief Executive Officer Performance Assessment. The performance of the Chairman and Chief Executive Officer is thoroughly assessed annually by the Compensation and Organization Committee, taking into account input from all outside Directors. Key performance and leadership categories are established. As to each category, each outside Director answers a set of specific questions, provides written comments, suggests opportunities for improvement, and comments on individual strengths. An external third party consolidates the feedback and provides a summary report to the Chair of the Compensation and Organization Committee who, in turn, reviews it with the outside Directors. The Chair of the Committee then reviews the report with the Chairman and Chief Executive Officer.

D. Chief Executive Officer Succession Planning. It is the policy of the Board to be adequately prepared to deal with Chief Executive Officer succession, should the need arise, whether via emergency, resignation, retirement or termination. The Board has established several processes that work together to achieve this result. The Chief Executive Officer annually leads a formal discussion with the Board to review all key executives, including each executive’s performance, leadership attributes and readiness to assume additional responsibility. The Board also utilizes the annual review to discuss short- and long-term succession planning and emergency succession issues. By focusing on both the short and the long term, the Board identifies specific individual development needs, that are then communicated to each executive by the Chief Executive Officer in annual performance reviews and ongoing coaching sessions. In addition to the annual review, the Board feels it is important for each Director to interact personally and frequently with the key executives. For this purpose, the Board has established a formal process for each Director to meet with key executives individually so that all Directors are able to evaluate first-hand the executive’s readiness and potential to assume greater responsibility within the Company or to step into the Chief Executive Officer role, if needed.

E. Senior Management Performance Assessment. One of the most important responsibilities of the Board is to assure that the Company’s senior management is well qualified to conduct the Company’s business affairs. The Board’s process begins with an assessment by the Chairman and Chief Executive Officer of all officers on the senior management team. The Chairman and Chief Executive Officer, then, reports annually to the Board, giving his or her assessment of each officer’s performance and his or her thoughts on succession planning. The Board of Directors takes these thoughts into account in its evaluation and direction of succession planning, especially in regard to the position of Chief Executive Officer.

IV.	OPERATION OF THE BOARD AND COMMITTEES

A. Director Responsibilities. The Board expects all Directors to fulfill the following basic responsibilities: (1) attend all meetings of the Board, relevant Board Committees and Annual Shareholders Meetings, (2) participate actively in meetings of the Board and relevant Board Committees after review of materials that are provided to the Directors in advance of meetings, (3) act in a manner consistent with the best interests of the Company and its shareholders (avoiding conflicts of interest that would interfere with their doing so) and (4) exercise proper diligence and business judgment in performing their duties as members of the Board and its Committees.

B. Agendas and Background Information. A proposed Agenda for each meeting of a Board Committee is drafted on the basis of the Committee’s annual calendar, approved by the Committee Chair and sent to the Committee members in advance of the meeting, along with background information on important subjects, advance copies of presentation materials, and proposed resolutions. Similarly, a proposed Agenda for each meeting of the Board is drafted, approved by the Chairman and Chief Executive Officer and sent to the Director who will chair the Executive Session and to all other Directors in advance of the meeting, along with background information on important subjects, proposed resolutions, and advance copies of presentation materials. Any Board or Committee member may ask for additions or changes in the Agenda.

C. Access to Management and Independent Advisors. Directors should request from management, or any other sources they may desire, information that they consider helpful in the performance of their duties. The Board and each Board Committee may retain independent legal counsel, consultants or other advisors as the Board or such Committee deems necessary and appropriate, the cost of which is borne by the Company.

D. Executive Sessions. At each Board meeting, the Board holds an executive session, in which only the Directors are present. The Directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange also meet in executive session at each Board meeting, without the inside Director present, to discuss whatever topics they may deem appropriate. These executive sessions are chaired on a rotating basis by the outside Directors who chair the Audit, Compensation and Organization, Finance and Governance Committees. In addition, at each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an executive session is held, which is attended only by the Committee members, all of whom are independent Directors, without any members of the Company’s management present, to discuss whatever topics they may deem appropriate.

E. Board Meetings on Strategic Planning. The Board devotes one extended meeting per year to strategic planning, along with portions of additional meetings throughout the year. Company performance is to be measured in terms of the Company’s strategic objectives and its relative performance among its peers.

F. Concurrent Committee Meetings. Because of scheduling constraints, certain meetings of Board Committees are held concurrently, although doing so requires the inside Director to be absent from certain Committee meetings.

G. Minutes. Minutes of all Committee meetings are sent to all Directors for their information in advance of the following Board meeting, together with the minutes of the prior Board meeting.

H. Company Spokesperson. The Board of Directors has delegated to the Chairman and Chief Executive Officer, or his or her designees, the responsibility to serve as Company spokesperson.

I. Orientation for New Directors. An orientation process has been developed for new Directors, including background briefings by the Chairman and Chief Executive Officer, other senior officers and the Secretary, and information relating to the Board Committees that the Director will join.

J. Continuing Education for Directors. The Governance Committee reviews the continuing education needs of the Directors relating to their roles and responsibilities as members of the Board and its Committees. All Directors are expected to stay well informed on relevant issues to maximize their effectiveness.

V.	COMPENSATION OF OUTSIDE DIRECTORS

A. Director Compensation. The Board of Directors with the advice of its Governance Committee determines the compensation of the outside Directors. The form and amount of Director compensation are intended to be competitive with Director compensation at peer companies, appropriate to the time and energy required of the Directors (as members of the Board and as members or Chairs of Board Committees) and consistent with the Directors’ independence from the Company and its management.

B. Regular Reviews of Compensation. Regularly scheduled reviews of outside Director compensation are conducted by the Governance Committee to assure that the compensation remains competitive and appropriate.

C. Pensions. In 1996, the Company’s pension plan for outside Directors was discontinued as to newly-elected outside Directors. Those first elected in 1996 or later are not eligible to receive pension payments after retiring from the Board. However, each of the Directors is encouraged to take advantage of the opportunity under the 2005 Non-Employee Director Fee Deferral Plan to defer Director fees for payment following retirement from the Board, in the form of shares, the cash equivalent, or a combination of shares and cash, as previously elected by the Director.

D. Restricted Shares. Each outside Director annually receives a number of restricted shares of the Company equal in value to the amount of the Director’s annual retainer.

E. Share Ownership Guidelines. The Board has adopted guidelines calling for each outside Director to acquire within five years a number of Company shares with a market value equal to three times the amount of the outside Directors’ annual retainer.

VI.	GENERAL

These Policies will be reviewed by the Governance Committee annually and may be amended by the Board of Directors from time to time.

EATON CENTER
1111 SUPERIOR AVENUE
CLEVLAND, OHIO 44114
ATTENTION: Corporate Secretary - 25th Floor
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Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1	Todd M. Bluedorn	☐	☐	☐

2	Christopher M. Connor	☐	☐	☐

3	Michael J. Critelli	☐	☐	☐

4	Charles E. Golden	☐	☐	☐

5	Ernie Green	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposal(s):		For	Against	Abstain

6	Ratify the appointment of Ernst & Young LLP as independent auditor for 2010.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

EATON CORPORATION
Annual Meeting of Shareholders
April 28, 2010 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints A. M. Cutler, M. M. McGuire and T. E. Moran as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton common shares held by the undersigned on March 1, 2010, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 28, 2010, at 10:30 a.m. local time and at any adjournments thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side

EATON CENTER
1111 SUPERIOR AVENUE
CLEVLAND, OHIO 44114
ATTENTION: Corporate Secretary - 25th Floor
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1	Todd M. Bluedorn	☐	☐	☐

2	Christopher M. Connor	☐	☐	☐

3	Michael J. Critelli	☐	☐	☐

4	Charles E. Golden	☐	☐	☐

5	Ernie Green	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposal(s):
		For	Against	Abstain

6	Ratify the appointment of Ernst & Young LLP as	☐	☐	☐
independent auditor for 2010.

NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

For address change/comments, mark here.
(see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

EATON CORPORATION
Annual Meeting of Shareholders
April 28, 2010 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan [(a) and (b) collectively called the “Plans”], hereby directs the Trustee, Fidelity Management Trust Company, to vote all common shares of Eaton Corporation attributable to the account of the undersigned under the Plans on March 1, 2010, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 28, 2010, at 10:30 a.m. local time and at any adjournments thereof. Under each of the Plans, if the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 26, 2010 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plans.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side

EATON CENTER
1111 SUPERIOR AVENUE
CLEVLAND, OHIO 44114
ATTENTION: Corporate Secretary - 25th Floor
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1	Todd M. Bluedorn	☐	☐	☐

2	Christopher M. Connor	☐	☐	☐

3	Michael J. Critelli	☐	☐	☐

4	Charles E. Golden	☐	☐	☐

5	Ernie Green	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposal(s):		For	Against	Abstain

6	Ratify the appointment of Ernst & Young LLP as	☐	☐	☐
independent auditor for 2010.
NOTE: IN THEIR DISCRETION, THE PROXIES NAMED ON THE
REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE
UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
BEFORE THE MEETING.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

EATON CORPORATION
Annual Meeting of Shareholders
April 28, 2010 10:30 AM
This proxy is solicited by the Board of Directors
The undersigned, as a participant in the Eaton Electrical de Puerto Rico, Inc. Retirement Savings Plan, hereby directs the Trustee, Banco Popular de Puerto Rico, to vote all common shares of Eaton Corporation attributable to the account of the undersigned under the Plan on March 1, 2010, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 28, 2010, at 10:30 a.m. local time and at any adjournments thereof. If the Trustee does not receive your voting instructions by 11:59 p.m. EDT on April 26, 2010 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plan.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
This form must be completed, signed and dated on reverse side